Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Lennar Corporation

We have audited the accompanying consolidated balance sheets of Lennar Corporation and subsidiaries (the “Company”) as of November 30, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended November 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Lennar Corporation and subsidiaries as of November 30, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of certain accounting standards related to the presentation of noncontrolling interests and the disclosure guidance applicable to variable interest entities.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of November 30, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 29, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

January 29, 2010, except for Notes 1, 2, 9, 15, 17 and 19,

as to which the date is April 20, 2010

LENNAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

November 30, 2009 and 2008

	2009 (1)	2008 (1)
	(In thousands, except per share amounts)
ASSETS
Lennar Homebuilding:
Cash and cash equivalents	$1,330,603	1,091,468
Restricted cash	9,225	8,828
Receivables, net	122,053	94,520
Income tax receivables	334,428	255,460
Inventories:
Finished homes and construction in progress	1,503,346	2,080,345
Land under development	1,990,430	1,741,407
Consolidated inventory not owned	594,213	678,338

Total inventories	4,087,989	4,500,090
Investments in unconsolidated entities (including $9.9 million in the Rialto Investments segment as of November 30, 2009)	609,140	766,752
Other assets	263,803	99,802

	6,757,241	6,816,920
Lennar Financial Services	557,550	607,978

Total assets	$7,314,791	7,424,898

(1)	As a result of the adoption of certain provisions of Accounting Standards Codification (“ASC”) Topic 810, Consolidations, (“ASC 810”) the Company is required to separately disclose on its consolidated balance sheets the assets of consolidated variable interest entities (“VIEs”) that are owned by the consolidated VIEs and non-recourse liabilities of consolidated VIEs.

As of November 30, 2009, total assets include $819.3 million related to consolidated VIEs of which $25.9 million is included in Lennar Homebuilding cash and cash equivalents, $1.5 million in Lennar Homebuilding restricted cash, $5.5 million in Lennar Homebuilding receivables, net, $253.2 million in Lennar Homebuilding finished homes and construction in progress, $341.0 million in Lennar Homebuilding land under development, $35.3 million in Lennar Homebuilding investments in unconsolidated entities and $156.9 million in Lennar Homebuilding other assets.

As of November 30, 2008, total assets include $574.0 million related to consolidated VIEs of which $20.5 million is included in Lennar Homebuilding cash and cash equivalents, $1.1 million in Lennar Homebuilding receivables, net $230.2 million in Lennar Homebuilding finished homes and construction in progress, $302.2 million in Lennar Homebuilding land under development, $15.1 million in Lennar Homebuilding investments in unconsolidated entities and $4.9 million in Lennar Homebuilding other assets.

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

November 30, 2009 and 2008

	2009 (2)	2008 (2)
	(In thousands, except per share amounts)
LIABILITIES AND EQUITY
Lennar Homebuilding:
Accounts payable	$169,596	246,727
Liabilities related to consolidated inventory not owned	518,359	592,777
Senior notes and other debts payable	2,761,352	2,544,935
Other liabilities	862,584	834,873

	4,311,891	4,219,312
Lennar Financial Services	414,886	416,833

Total liabilities	4,726,777	4,636,145
Stockholders’ equity:
Class A common stock of $0.10 par value per share Authorized: 2009 and 2008—300,000 shares Issued: 2009—165,155 shares; 2008—140,503 shares	16,515	14,050
Class B common stock of $0.10 par value per share Authorized: 2009 and 2008—90,000 shares Issued: 2009 and 2008—32,964 shares	3,296	3,296
Additional paid-in capital	2,208,934	1,944,626
Retained earnings	828,424	1,273,159
Treasury stock, at cost; 2009—11,543 Class A common shares and 1,680 Class B common shares; 2008—11,229 Class A common shares and 1,680 Class B common shares	(613,690)	(612,124)

Total stockholders’ equity	2,443,479	2,623,007

Noncontrolling interests	144,535	165,746

Total equity	2,588,014	2,788,753

Total liabilities and equity	$7,314,791	7,424,898

(2)	As of November 30, 2009, total liabilities include $274.5 million related to consolidated VIEs of which $27.2 million is included in Lennar Homebuilding accounts payable, $187.2 million in Lennar Homebuilding senior notes and other debts payable and $60.1 million in Lennar Homebuilding other liabilities.

As of November 30, 2008, total liabilities include $234.8 million related to consolidated VIEs of which $31.1 million is included in Lennar Homebuilding accounts payable, $123.1 million in Lennar Homebuilding senior notes and other debts payable and $80.6 million in Lennar Homebuilding other liabilities.

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended November 30, 2009, 2008 and 2007

	2009	2008	2007
	(Dollars in thousands, except per share amounts)
Revenues:
Lennar Homebuilding	$2,834,285	4,263,038	9,730,252
Lennar Financial Services	285,102	312,379	456,529

Total revenues	3,119,387	4,575,417	10,186,781

Costs and expenses:
Lennar Homebuilding (1)	3,210,386	4,541,881	12,189,077
Lennar Financial Services (2)	249,120	343,369	450,409
Rialto Investments	2,528	—	—
Corporate general and administrative	117,565	129,752	173,202

Total costs and expenses	3,579,599	5,015,002	12,812,688

Equity in loss from unconsolidated entities (3)	(130,917)	(59,156)	(362,899)
Other expense, net (4)	(98,425)	(172,387)	(50,221)
Other interest expense	(70,850)	(27,594)	(25,808)
Gain on recapitalization of unconsolidated entity	—	133,097	175,879
Goodwill impairments	—	—	(190,198)

Loss before income taxes	(760,404)	(565,625)	(3,079,154)
Benefit (provision) for income taxes (5)	314,345	(547,557)	1,140,000

Net loss (including net earnings (loss) attributable to noncontrolling interests)	$(446,059)	(1,113,182)	(1,939,154)
Less: Net earnings (loss) attributable to noncontrolling interests (6)	(28,912)	(4,097)	1,927

Net loss attributable to Lennar	$(417,147)	(1,109,085)	(1,941,081)

Basic and diluted loss per share	$(2.45)	(7.01)	(12.31)

(1)	Lennar Homebuilding costs and expenses include $373.5 million, $340.5 million and $2,445.1 million, respectively, of valuation adjustments and write-offs of option deposits and pre-acquisition costs for the years ended November 30, 2009, 2008 and 2007.
(2)	Lennar Financial Services costs and expenses for the year ended November 30, 2008 include a $27.2 million impairment of goodwill.
(3)	Equity in loss from unconsolidated entities includes the Company’s share of valuation adjustments related to assets of unconsolidated entities in which the Company has investments of $101.9 million, $32.2 million and $364.2 million, respectively, for the years ended November 30, 2009, 2008 and 2007.
(4)	Other expense, net includes $89.0 million, $172.8 million and $132.2 million, respectively, of valuation adjustments to the Company’s investments in unconsolidated entities for the years ended November 30, 2009, 2008 and 2007.
(5)	Benefit (provision) for income taxes for the year ended November 30, 2009 primarily includes a reversal of the Company’s deferred tax asset valuation allowance of $351.8 million, primarily due to a change in tax legislation, which allowed the Company to carryback its fiscal year 2009 tax loss to recover previously paid income taxes. For the year ended November 30, 2008, benefit (provision) for income taxes includes a $730.8 million valuation allowance recorded against the Company’s deferred tax assets.
(6)	Net (loss) earnings attributable to noncontrolling interests for the year ended November 30, 2009, includes $13.6 million of net loss attributable to noncontrolling interests recorded as a result of $27.2 million of valuation adjustments to inventories of 50%-owned consolidated joint ventures.

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended November 30, 2009, 2008 and 2007

	2009	2008	2007
	(Dollars in thousands)
Class A common stock:
Beginning balance	$14,050	13,931	13,689
Issuances of Class A common shares	2,096	—	—
Employee stock and director plans	369	119	242

Balance at November 30,	16,515	14,050	13,931

Class B common stock:
Beginning balance	3,296	3,296	3,287
Employee stock plans	—	—	9

Balance at November 30,	3,296	3,296	3,296

Additional paid-in capital:
Beginning balance	1,944,626	1,920,386	1,753,695
Issuances of Class A common shares	218,875	—	—
Conversion of convertible senior subordinated notes to Class A common shares, including tax benefit	—	—	95,978
Employee stock and director plans	25,332	12,940	47,235
Tax (provision) benefit from employee stock plans and vesting of restricted stock	—	(6,139)	5,171
Amortization of restricted stock and performance-based stock options	20,101	17,439	18,307

Balance at November 30,	2,208,934	1,944,626	1,920,386

Retained earnings:
Beginning balance	1,273,159	2,496,933	4,539,137
Net loss attributable to Lennar	(417,147)	(1,109,085)	(1,941,081)
Cash dividends—Class A common stock	(22,448)	(67,220)	(80,984)
Cash dividends—Class B common stock	(5,140)	(16,267)	(20,139)
Cumulative effect adjustments	—	(31,202)	—

Balance at November 30,	828,424	1,273,159	2,496,933

Deferred compensation plan:
Beginning balance	—	(332)	(1,586)
Deferred compensation activity	—	332	1,254

Balance at November 30,	$—	—	(332)

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY—(Continued)

Years Ended November 30, 2009, 2008 and 2007

	2009	2008	2007
	(Dollars in thousands)
Deferred compensation liability:
Beginning balance	$—	332	1,586
Deferred compensation activity	—	(332)	(1,254)

Balance at November 30,	—	—	332

Treasury stock, at cost:
Beginning balance	(612,124)	(610,366)	(606,395)
Employee stock plans	(1,566)	(1,758)	(3,971)

Balance at November 30,	(613,690)	(612,124)	(610,366)

Accumulated other comprehensive loss:
Beginning balance	—	(2,061)	(2,041)
Unrealized gains arising during period on interest rate swaps, net of tax	—	—	1,002
Unrealized gain (loss) on Company’s portion of unconsolidated entity’s interest rate swap liability, net of tax	—	2,061	(2,061)
Reclassification adjustment for loss included in net loss for interest rate swaps, net of tax	—	—	338
Change to the Company’s portion of unconsolidated entity’s minimum pension liability, net of tax	—	—	701

Balance at November 30,	—	—	(2,061)

Total stockholders’ equity	2,443,479	2,623,007	3,822,119

Noncontrolling interests:
Beginning balance	165,746	28,528	55,393
Net earnings (loss) attributable to noncontrolling interests	(28,912)	(4,097)	1,927
Receipts related to noncontrolling interests	5,620	154,275	9,008
Payments related to noncontrolling interests	(7,744)	(3,240)	(45,553)
Non-cash activity related to noncontrolling interests	9,825	(9,720)	7,753

Balance at November 30,	144,535	165,746	28,528

Total equity	2,588,014	2,788,753	3,850,647

Comprehensive loss	$(417,147)	(1,107,024)	(1,941,101)

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended November 30, 2009, 2008 and 2007

	2009	2008	2007
	(Dollars in thousands)
Cash flows from operating activities:
Net loss (including net (loss) earnings attributable to noncontrolling interests)	$(446,059)	(1,113,182)	(1,939,154)
Adjustments to reconcile net loss (including net (loss) earnings attributable to noncontrolling interests) to net cash provided by operating activities:
Depreciation and amortization	19,905	32,399	54,303
Amortization of discount/premium on debt, net	1,736	2,662	2,461
Gain on recapitalization of unconsolidated entity	—	(133,097)	(175,879)
Equity in loss from unconsolidated entities, including $101.9 million, $32.2 million and $364.2 million, respectively, of the Company’s share of valuation adjustments related to assets of unconsolidated entities in 2009, 2008 and 2007	130,917	59,156	362,899
Distribution of earnings from unconsolidated entities	2,498	21,069	106,883
Share-based compensation expense	30,392	29,871	35,478
Tax (provision) benefits from share-based awards	—	(6,139)	5,171
Excess tax benefits from share-based awards	—	—	(4,590)
Deferred income tax provision (benefit)	—	772,508	(438,817)
Gain on partial redemption of senior notes	(1,183)	—	—
Valuation adjustments, write-offs of option deposits and pre-acquisition costs, write-offs of notes and other receivables and goodwill impairments	472,137	565,465	2,767,522
Changes in assets and liabilities:
(Increase) decrease in restricted cash	(4,066)	4,624	(10,633)
(Increase) decrease in receivables	(117,874)	828,646	(542,400)
Decrease in inventories, excluding valuation adjustments and write-offs of option deposits and pre-acquisition costs	428,964	292,264	666,228
(Increase) decrease in other assets	(5,125)	7,166	48,509
Decrease in Lennar Financial Services loans held-for-sale	4,497	83,622	190,254
Decrease in accounts payable and other liabilities	(95,896)	(346,200)	(683,722)

Net cash provided by operating activities	420,843	1,100,834	444,513

Cash flows from investing activities:
Net disposals of operating properties and equipment	329	1,390	81
Investments in and contributions to unconsolidated entities (including $9.9 million in 2009 in the Rialto Investments segment)	(325,994)	(403,709)	(607,957)
Distributions of capital from unconsolidated entities	24,119	87,802	542,346
Distributions in excess of investment in unconsolidated entity	—	—	354,644
Decrease in Lennar Financial Services portfolio loans held-for-investment	9,655	5,006	18,130
Purchases of investment securities	(1,747)	(176,514)	(107,791)
Proceeds from sales and maturities of investment securities	18,518	220,322	107,530

Net cash provided by (used in) investing activities	(275,120)	(265,703)	306,983

Cash flows from financing activities:
Net repayments under Lennar Financial Services debt	(8,226)	(315,654)	(607,794)
Proceeds from 12.25% senior notes due 2017	392,392	—	—
Debt issuance costs of 12.25% senior notes due 2017	(5,500)	—	—
Redemption of 7 5/8% senior notes due 2009	(281,477)	(322)	—
Partial redemption of 5.125% senior notes due 2010	(49,269)	—	—
Partial redemption of 5.95% senior notes due 2011	(4,647)	—	—
Redemption of senior floating-rate notes due 2009	—	—	(300,000)
Proceeds from other borrowings	19,912	3,548	32,178
Principal payments on other borrowings	(111,395)	(132,055)	(188,544)
Net proceeds from sale of land to an unconsolidated land investment venture	—	—	445,000

LENNAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

Years Ended November 30, 2009, 2008 and 2007

	2009	2008	2007
	(Dollars in thousands)
Exercise of land options contracts from an unconsolidated land investment venture	(33,656)	(48,434)	—
Receipts related to noncontrolling interests	5,620	154,275	9,008
Payments related to noncontrolling interests	(7,744)	(3,240)	(45,553)
Excess tax benefits from share-based awards	—	—	4,590
Common stock:
Issuances	221,437	224	21,588
Repurchases	(1,566)	(1,758)	(3,971)
Dividends	(27,588)	(83,487)	(101,123)

Net cash provided by (used in) financing activities	108,293	(426,903)	(734,621)

Net increase in cash and cash equivalents	$254,016	408,228	16,875
Cash and cash equivalents at beginning of year	1,203,422	795,194	778,319

Cash and cash equivalents at end of year	$1,457,438	1,203,422	795,194

Summary of cash and cash equivalents:
Lennar Homebuilding	$1,330,603	1,091,468	642,467
Lennar Financial Services	126,835	111,954	152,727

	$1,457,438	1,203,422	795,194

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amounts capitalized	$55,101	37,949	32,731
Cash (received) paid for income taxes, net	$(241,805)	(877,039)	214,848
Supplemental disclosures of non-cash investing and financing activities:
Conversion of debt to equity, including tax benefit	$—	—	95,978
Purchases of inventories financed by sellers	$22,106	2,384	10,253
Non-cash contributions to unconsolidated entities	$8,150	27,434	73,822
Non-cash distributions from unconsolidated entities	$125,307	56,913	14,036
Issuance of common stock for employee compensation	$—	—	7,391
Consolidation/deconsolidation of previously unconsolidated/consolidated entities, net:
Receivables	$14,466	34,346	4,093
Inventories	$360,640	647,466	238,060
Investments in unconsolidated entities	$(127,449)	(183,647)	(69,767)
Other assets	$68,727	620	1,625
Other debts payable	$(223,942)	(371,811)	(173,239)
Other liabilities	$(79,599)	(88,774)	6,981
Noncontrolling interests	$(12,843)	(38,200)	(7,753)

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Accounting Standards Codification

The Company adopted the Financial Accounting Standards Board (“FASB”) ASC. The ASC does not alter current accounting principles generally accepted in the Unites States of America (“GAAP”), but rather integrated existing accounting standards with other authoritative guidance. The ASC provides a single source of authoritative GAAP for nongovernmental entities and supersedes all other previously issued non-SEC accounting and reporting guidance. The adoption of the ASC did not have any effect on the Company’s consolidated financial statements.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Lennar Corporation and all subsidiaries, partnerships and other entities in which Lennar Corporation has a controlling interest and variable interest entities (see Note 15) in which Lennar Corporation is deemed the primary beneficiary (the “Company”). The Company’s investments in both unconsolidated entities in which a significant, but less than controlling, interest is held and in variable interest entities in which the Company is not deemed to be the primary beneficiary are accounted for by the equity method. All intercompany transactions and balances have been eliminated in consolidation. The Company has evaluated subsequent events through January 29, 2010, the date the consolidated financial statements were filed with the U.S Securities and Exchange Commission (“SEC”).

Adoption of New Accounting Pronouncements

On December 1, 2009, the Company adopted certain provisions of ASC 810. The Company has applied the provisions of this ASC retrospectively to all periods presented herein. As required by these provisions, the presentation of noncontrolling interests, previously referred to as minority interests, has been changed on the consolidated balance sheets to be reflected as a component of total equity and on the consolidated statements of operations to separately disclose the amount of net income (loss) attributable to Lennar and the noncontrolling interests. In addition, the Company has also presented the changes in equity attributable to both Lennar Corporation and the noncontrolling interests of its subsidiaries.

In addition, on December 1, 2009, the Company also adopted other provisions of ASC 810 that amended the consolidation guidance applicable to VIEs and the definition of a VIE, and requires enhanced disclosures to provide more information about an enterprise’s involvement in a VIE. ASC 810 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE. The Company has applied the disclosure provisions of this ASC retrospectively to all periods presented herein. The adoption of these provisions resulted in certain additional disclosures and in the deconsolidation of certain option contracts during the Company’s first fiscal quarter of 2010 totaling $75.5 million, previously included in the Company’s consolidated inventory not owned in its consolidated balance sheets.

In June 2008, the FASB updated certain provisions of ASC Topic 260, Earnings per Share. These provisions were effective for the Company’s fiscal year beginning December 1, 2009. The Company has applied the provisions of this ASC retrospectively to all periods presented herein. Under these provisions, all outstanding restricted common stock (“nonvested shares”) shares that contain non-forfeitable rights to dividends or dividend equivalents that participate in undistributed earnings with common stock are considered participating securities and, therefore, are included in computing earnings per share pursuant to the two-class method. The two class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and participation rights in undistributed earnings. The Company’s nonvested shares are considered participating securities. The adoption of these provisions did not impact to the Company’s basic and diluted loss per share, except for the year ended November 30, 2008 where loss per share was impacted by $0.01, from $7.00 loss per share to $7.01 loss per share.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Share-Based Payments

        The Company has share-based awards outstanding under four different plans which provide for the granting of stock options and stock appreciation rights and awards of restricted common stock (“nonvested shares”) to key officers, associates and directors. The exercise prices of stock options and stock appreciation rights may not be less than the market value of the common stock on the date of the grant. Exercises are permitted in installments determined when options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. The Company accounts for stock option awards granted under the plans based on the estimated grant date fair value.

Revenue Recognition

        Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowner, the new homeowner’s initial and continuing investment is adequate to demonstrate a commitment to pay for the home, the new homeowner’s receivable is not subject to future subordination and the Company does not have a substantial continuing involvement with the new home. Revenues from sales of land are recognized when a significant down payment is received, the earnings process is complete, title passes and collectability of the receivable is reasonably assured.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were $42.2 million, $65.7 million and $120.4 million, respectively, for the years ended November 30, 2009, 2008 and 2007.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amounts of these instruments approximate their fair values. Cash and cash equivalents as of November 30, 2009 and 2008 included $5.8 million and $9.8 million, respectively, of cash held in escrow for approximately three days.

Restricted Cash

Restricted cash consists of customer deposits on home sales held in restricted accounts until title transfers to the homebuyer, as required by the state and local governments in which the homes were sold.

Income Tax Receivables

Income tax receivables consist of tax refunds that the Company expects to receive within one year. As of November 30, 2009 and 2008, there were $334.4 million and $255.5 million, respectively, of income tax receivables.

Inventories

Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes, deposits on land purchase contracts and interest related to development and construction. Construction overhead and selling expenses are expensed as incurred. Homes held-for-sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas. The Company reviews its inventory for indicators of impairment by evaluating each community during each reporting period. The inventory within each community is categorized as finished homes and construction in progress or land under development based on the development state of the community. There were 390 and 493 active communities as of November 30, 2009 and 2008, respectively. If the undiscounted cash flows expected to be generated by a community are less than its carrying amount, an impairment charge is recorded to write down the carrying amount of such community to its fair value.

In conducting its review for indicators of impairment on a community level, the Company evaluates, among other things, the margins on homes that have been delivered, margins on homes under sales contracts in backlog, projected margins with regard to future home sales over the life of the community, projected margins with regard to future land sales and the estimated fair value of the land itself. The Company pays particular attention to communities in which inventory is moving at a slower than anticipated absorption pace and communities whose average sales price and/or margins are trending downward and are anticipated to continue to trend downward. From this review, the Company identifies communities whose carrying values exceed their undiscounted cash flows.

The Company estimates the fair value of its communities using a discounted cash flow model. The projected cash flows for each community are significantly impacted by estimates related to market supply and demand, product type by community, homesite sizes, sales pace, sales prices, sales incentives, construction costs, sales and marketing expenses, the local economy, competitive conditions, labor costs, costs of materials and other factors for that particular community. Every division evaluates the historical performance of each of its communities as well as current trends in the market and economy impacting the community and its surrounding areas. These trends are analyzed for each of the estimates listed above. For example, since the start of the downturn in the housing market, the Company has found ways to reduce its construction costs in many communities, and this reduction in construction costs in addition to change in product type in many communities has impacted future estimated cash flows.

Each of the homebuilding markets in which the Company operates is unique, as homebuilding has historically been a local business driven by local market conditions and demographics. Each of the Company’s homebuilding markets is dynamic and has specific supply and demand relationships reflective of local economic conditions. The Company’s projected cash flows are impacted by many assumptions. Some of the most critical assumptions in the Company’s cash flow model are projected absorption pace for home sales, sales prices and costs to build and deliver homes on a community by community basis.

        In order to arrive at the assumed absorption pace for home sales included in the Company’s cash flow model, the Company analyzes its historical absorption pace in the community as well as other communities in the geographical area. In addition, the Company analyzes internal and external market studies and trends, which generally include, but are not limited to, statistics on population demographics, unemployment rates and availability of competing product in the geographic area where the community is located. When analyzing the Company’s historical absorption pace for home sales and corresponding internal and external market studies, the Company places greater emphasis on more current metrics and trends such as the absorption pace realized in its most recent quarters as well as forecasted population demographics, unemployment rates and availability of competing product. Generally, if the Company notices a variation from historical results over a span of two fiscal quarters, the Company considers such variation to be the establishment of a trend and adjusts its historical information accordingly in order to develop assumptions on the projected absorption pace in the cash flow model for a community.

In order to determine the assumed sales prices included in its cash flow models, the Company analyzes the historical sales prices realized on homes it delivered in the community and other communities in the geographical area as well as the sales prices included in its current backlog for such communities. In addition, the Company analyzes internal and external market studies and trends, which generally include, but are not limited to, statistics on sales prices in neighboring communities and sales prices on similar products in non-neighboring communities in the geographic area where the community is located. When analyzing its historical sales prices and corresponding market studies, the Company also places greater emphasis on more current metrics and trends such as future forecasted sales prices in neighboring communities as well as future forecasted sales prices for similar products in non-neighboring communities. Generally, if the Company notices a variation from historical results over a span of two fiscal quarters, the Company considers such variation to be the establishment of a trend and adjusts its historical information accordingly in order to develop assumptions on the projected sales prices in the cash flow model for a community.

In order to arrive at the Company’s assumed costs to build and deliver homes, the Company generally assumes a cost structure reflecting contracts currently in place with its vendors adjusted for any anticipated cost reduction initiatives or increases in cost structure. Costs assumed in the cash flow model for the Company’s communities are generally based on the rates the Company is currently obligated to pay under existing contracts with its vendors adjusted for any anticipated cost reduction initiatives or increases in cost structure.

Due to the fact that the estimates and assumptions included in the Company’s cash flow models are based upon historical results and projected trends, it does not anticipate unexpected changes in market conditions that may lead the Company to incur additional impairment charges in the future.

Using all available trend information, the Company calculates its best estimate of projected cash flows for each community. While many of the estimates are calculated based on historical and projected trends, all estimates are subjective and change from market to market and community to community as market and economic conditions change. The determination of fair vale also requires discounting the estimated cash flows at a rate the Company believes a market participant would determine to be commensurate with the inherent risks associated with the assets and related estimated cash flow streams. The discount rate used in determining each asset’s fair value depends on the community’s projected life and development stage. The Company generally uses a discount rate of approximately 20%, subject to the perceived risks associated with the community’s cash flow streams relative to its inventory.

The Company estimates the fair value of inventory evaluated for impairment based on market conditions and assumptions made by management at the time the inventory is evaluated, which may differ materially from actual results if market conditions or assumptions change. For example, further market deterioration or changes in assumptions may lead to the Company incurring additional impairment charges on previously impaired inventory, as well as on inventory not currently impaired but for which indicators of impairment may arise if further market deterioration occurs.

The Company also has access to land inventory through option contracts, which generally enables the Company to defer acquiring portions of properties owned by third parties and unconsolidated entities until it has determined whether to exercise its option. A majority of the Company’s option contracts require a non-refundable cash deposit or irrevocable letter of credit based on a percentage of the purchase price of the land. The Company’s option contracts are recorded at cost. In determining whether to walk-away from an option contract, the Company evaluates the option primarily based upon its expected cash flows from the property under option. If the Company intends to walk away from an option contract, it records a charge to earnings in the period such decision is made for the deposit amount and related pre-acquisition costs associated with the option contract.

See Note 2 for details of inventory valuation adjustments and write-offs of option deposits and pre-acquisition costs by reportable segment and Homebuilding Other.

Investments in Unconsolidated Entities

The Company evaluates its investments in unconsolidated entities for indicators of impairment during each reporting period. A series of operating losses of an investee or other factors may indicate that a decrease in value of the Company’s investment in the unconsolidated entity has occurred which is other-than-temporary. The amount of impairment recognized is the excess of the investment’s carrying amount over its estimated fair value.

The evaluation of the Company’s investment in unconsolidated entities includes certain critical assumptions made by management: (1) projected future distributions from the unconsolidated entities, (2) discount rates applied to the future distributions and (3) various other factors.

        The Company’s assumptions on the projected future distributions from the unconsolidated entities are dependent on market conditions. Specifically, distributions are dependent on cash to be generated from the sale of inventory by the unconsolidated entities. Such inventory is also reviewed for potential impairment by the unconsolidated entities. The unconsolidated entities generally use a discount rate of approximately 20% in their reviews for impairment, subject to the perceived risks associated with the community’s cash flow streams relative to its inventory. If a valuation adjustment is recorded by an unconsolidated entity related to its assets, the Company’s proportionate share is reflected in the Company’s equity in earnings (loss) from unconsolidated entities with a corresponding decrease to its investment in unconsolidated entities. In certain instances, the Company may be required to record additional losses relating to its investment in unconsolidated entities, if the Company’s investment in the unconsolidated entity, or a portion thereof, is deemed to be other than temporarily impaired. These losses are included in other expense, net.

Additionally, the Company considers various qualitative factors to determine if a decrease in the value of the investment is other-than-temporary. These factors include age of the venture, intent and ability for the Company to recover its investment in the entity, financial condition and long-term prospects of the entity, short-term liquidity needs of the unconsolidated entity, trends in the general economic environment of the land, entitlement status of the land held by the unconsolidated entity, overall projected returns on investment, defaults under contracts with third parties (including bank debt), recoverability of the investment through future cash flows and relationships with the other partners and banks. If the Company believes that the decline in the fair value of the investment is temporary, then no impairment is recorded.

See Note 2 for details of valuation adjustments related to the Company’s unconsolidated entities by reportable segment and Homebuilding Other.

The Company tracks its share of cumulative earnings and distributions of its joint ventures (“JVs”). For purposes of classifying distributions received from JVs in the Company’s consolidated statements of cash flows, cumulative distributions are treated as returns on capital to the extent of cumulative earnings and included in the Company’s consolidated statements of cash flows as operating activities. Cumulative distributions in excess of the Company’s share of cumulative earnings are treated as returns of capital and included in the Company’s consolidated statements of cash flows as investing activities.

Interest and Real Estate Taxes

Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest related to homebuilding and land, including interest costs relieved from inventories, is included in cost of homes sold and cost of land sold. Interest expense related to the financial services operations is included in its costs and expenses.

During the years ended November 30, 2009, 2008 and 2007, interest incurred by the Company’s homebuilding operations related to Lennar Homebuilding debt was $172.1 million, $148.3 million and $199.1 million, respectively; interest capitalized into inventories was $101.3 million, $120.7 million and $196.7 million, respectively.

Interest expense was included in cost of homes sold, cost of land sold and other interest expense as follows:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Interest expense in cost of homes sold	$67,414	99,319	168,453
Interest expense in cost of land sold	9,185	3,444	9,439
Other interest expense	70,850	27,594	25,808

Total interest expense	$147,449	130,357	203,700

Operating Properties and Equipment

Operating properties and equipment are recorded at cost and are included in other assets in the consolidated balance sheets. The assets are depreciated over their estimated useful lives using the straight-line method. At the time operating properties and equipment are disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to earnings. The estimated useful life for operating properties is thirty years, for furniture, fixtures and equipment is two to ten years and for leasehold improvements is five years or the life of the lease, whichever is shorter. Operating properties are reviewed for possible impairment if there are indicators that their carrying amounts are not recoverable. No impairments were recorded during the periods presented.

Investment Securities

Investment securities are classified as available-for-sale unless they are classified as trading or held-to-maturity. Securities classified as trading are carried at fair value and unrealized holding gains and losses are recorded in earnings. Available-for-sale securities are recorded at fair value. Any unrealized holding gains or losses on available-for-sale securities are reported as accumulated other comprehensive gain or loss, which is a separate component of stockholders’ equity, net of tax, until realized. Securities classified as held-to-maturity are carried at amortized cost because they are purchased with the intent and ability to hold to maturity.

At November 30, 2009 and 2008, investment securities classified as held-to-maturity totaled $2.5 million and $19.1 million, respectively, and are included in the assets of the Lennar Financial Services segment. The held-to-maturity securities consist mainly of certificates of deposit and U.S. treasury securities. At November 30, 2009 and 2008, the Company had no investment securities classified as trading or available-for-sale.

Derivative Financial Instruments

The Lennar Financial Services segment, in the normal course of business, uses derivative financial instruments to reduce its exposure to fluctuations in mortgage-related interest rates. The segment uses mortgage-backed securities (“MBS”) forward commitments, option contracts and investor commitments to protect the value of fixed rate-locked loan commitments and loans held-for-sale from fluctuations in mortgage-related interest rates. These derivative financial instruments are carried at fair value with the changes in fair value included in Lennar Financial Services revenues.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in business combinations. Evaluating goodwill for impairment involves the determination of the fair value of the Company’s reporting units in which the Company has recorded goodwill. A reporting unit is a component of an operating segment for which discrete financial information is available and reviewed by the Company’s management on a regular basis. Inherent in the determination of fair value of the Company’s reporting units are certain estimates and judgments, including the interpretation of current economic indicators and market valuations as well as the Company’s strategic plans with regard to its operations. To the extent additional information arises or the Company’s strategies change, it is possible that the Company’s conclusion regarding goodwill impairment could change, which could have a significant effect on the Company’s financial position and results of operations.

At both November 30, 2009 and 2008, goodwill was $34.0 million. The goodwill relates to the Lennar Financial Services segment and is included in the assets of that segment. During fiscal 2008, the Company impaired $27.2 million of the Lennar Financial Services segment’s goodwill. During fiscal 2007, the Company impaired all of its Lennar Homebuilding goodwill amounting to $190.2 million.

The Company reviews goodwill annually (or whenever indicators of impairment exist) for impairment. The Company performed its annual impairment test in the fourth quarter of fiscal 2009 for the Lennar Financial Services segment’s goodwill, and determined that an impairment adjustment was not required. As of both November 30, 2009 and 2008, there were no material identifiable intangible assets, other than goodwill.

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the changes are enacted.

A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed each reporting period by the Company based on the more-likely-than-not realization threshold criterion. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with loss carryforwards not expiring unused and tax planning alternatives. Based upon all available evidence, the Company recorded a valuation allowance against its deferred tax assets of $730.8 million during the year ended November 30, 2008, and increased it by $269.6 million during the year ended November 30, 2009. In addition, the Company recorded a reversal of $351.8 million to the deferred tax asset valuation allowance during the year ended November 30, 2009 primarily due to a change in tax legislation, which allowed the Company to carry back its fiscal year 2009 tax loss to recover previously paid income taxes. At November 30, 2009 and 2008, the Company’s deferred tax assets, as well as the valuation allowance recorded, were $647.4 million and $730.8 million, respectively. In future periods, the allowance could be reduced based on sufficient evidence indicating that it is more likely than not that a portion or all of the Company’s deferred tax assets will be realized. As such, at both November 30, 2009 and 2008, the Company had no net deferred tax assets.

Effective December 1, 2007, the Company adopted certain provisions under ASC Topic 740, Income Taxes, (“ASC 740”), which provides interpretative guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Effective with the Company’s adoption of these provisions, interest related to unrecognized tax benefits is now recognized in the financial statements as a component of benefit (provision) for income taxes. Interest and penalties related to unrecognized tax benefits were previously recorded in other expense, net in the Company’s statements of operations.

Product Warranty

Warranty and similar reserves for homes are established at an amount estimated to be adequate to cover potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a home. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas. The Company regularly monitors the warranty reserve and makes adjustments to its pre-existing warranties in order to reflect changes in trends and historical data as information becomes available. Warranty reserves are included in other liabilities in the consolidated balance sheets. The activity in the Company’s warranty reserve was as follows:

	November 30,
	2009	2008
	(In thousands)
Warranty reserve, beginning of year	$129,449	164,841
Warranties issued during the period	28,710	45,338
Adjustments to pre-existing warranties from changes in estimates	69,324	15,042
Payments	(69,587)	(95,772)

Warranty reserve, end of year	$157,896	129,449

        Adjustments to pre-existing warranties from changes in estimates for the year ended November 30, 2009 include an adjustment for warranty issues related to defective drywall manufactured in China and purchased and installed by various of the Company’s subcontractors. Defective Chinese drywall appears to be an industry-wide issue as other homebuilders have publicly disclosed that they are experiencing similar issues with defective Chinese drywall.

As of November 30, 2009, the Company identified approximately 600 homes delivered in Florida primarily during its 2006 and 2007 fiscal years that are confirmed to have defective Chinese drywall and resulting damage. This represents a small percentage of homes the Company delivered in Florida (3.1%) and nationally (0.8%) during those fiscal years in the aggregate.

Based on its efforts to date, the Company has not identified defective Chinese drywall in homes delivered by the Company outside of Florida. The Company is continuing its investigation of homes delivered during the relevant time period in order to determine whether there are additional homes, not yet inspected, with defective Chinese drywall and resulting damage. If the outcome of the Company’s inspections identifies more homes than the Company has estimated to have defective Chinese drywall, it might require an increase in the Company’s warranty reserve in the future.

Through November 30, 2009, the Company has accrued $80.7 million of warranty reserves related to homes confirmed as having defective Chinese drywall, as well as an estimate for homes not yet inspected that may contain Chinese drywall. As of November 30, 2009, the warranty reserve, net of payments was $58.0 million. The Company has recorded a $38.7 million receivable for covered damages under its insurance coverage relative to the cost it expects to incur remedying the homes confirmed and estimated to have defective Chinese drywall and resulting damage. The Company is seeking reimbursement from its subcontractors, insurers and others for costs the Company has incurred or expects to incur to investigate and repair defective Chinese drywall and resulting damage.

Self-Insurance

Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by the Company up to certain limits. Undiscounted accruals for claims under the Company’s self-insurance program are based on claims filed and estimates for claims incurred but not yet reported.

Noncontrolling Interests

The Company has consolidated certain joint ventures because the Company either was determined to be the primary beneficiary, or has a controlling interest in these joint ventures. Therefore, the entities’ financial statements are consolidated in the Company’s consolidated financial statements and the other partners’ equity is recorded as noncontrolling interests. At November 30, 2009 and 2008, noncontrolling interests, included in total equity was $144.5 million and $165.7 million, respectively. Net (loss) earnings attributable to noncontrolling interests was ($28.9) million, ($4.1) million and $1.9 million, respectively, for the years ended November 30, 2009, 2008 and 2007.

Loss per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. As a result of the Company’s net loss during the years ended November 30, 2009, 2008 and 2007, the weighted average number of shares of common stock used for calculating basic and diluted loss per share is the same because inclusion of securities or other contracts to issue common stock would be anti-dilutive. See discussion in this Note regarding adoption of new accounting pronouncements and its impact to the loss per share calculation.

Lennar Financial Services

Premiums from title insurance policies are recognized as revenue on the effective date of the policies. Escrow fees and loan origination revenues are recognized at the time the related real estate transactions are completed, usually upon the close of escrow. Expected gains and losses from the sale of loans and their related servicing rights are included in the measurement of all written loan commitments that are accounted for at fair value through earnings at the time of commitment. Interest income on loans held-for-sale and loans held-for-investment is recognized as earned over the terms of the mortgage loans based on the contractual interest rates.

Loans held-for-sale by the Lennar Financial Services segment are carried at fair value and changes in fair value are reflected in earnings. Premiums and discounts recorded on these loans are presented as an adjustment to the carrying amount of the loans and are not amortized.

The Company elected the fair value option for its loans held-for-sale for mortgage loans originated subsequent to February 29, 2008 in accordance with ASC Topic 825, Financial Instruments, (“ASC 825”), which permits entities to measure various financial instruments and certain other items at fair value on a contract-by-contract basis. Management believes carrying loans held-for-sale at fair value improves financial reporting by mitigating volatility in reported earnings caused by measuring the fair value of the loans and the derivative instruments used to economically hedge them without having to apply complex hedge accounting provisions. In addition, the Company adopted certain provisions of ASC Topic 815-10-S99, SEC Materials, (“ASC 815-10-S99”) on March 1, 2008, requiring the recognition of the fair value of its rights to service a mortgage loan as revenue upon entering into an interest rate lock loan commitment with a borrower. The fair value of these servicing rights is included in the Company’s loans held-for-sale as of November 30, 2009 and 2008. Prior to March 1, 2008, the fair value of the servicing rights was not recognized until the related loan was sold. Fair value of the servicing rights is determined based on values in the Company’s servicing sales contracts. At November 30, 2009 and 2008, loans held-for-sale, all of which were accounted for at fair value, had an aggregate fair value of $182.7 million and $190.1 million, respectively and an aggregate outstanding principal balance of $175.5 million and $185.2 million, respectively, at November 30, 2009 and 2008.

Substantially all of the loans originated are sold within a short period in the secondary mortgage market on a servicing released, non-recourse basis; although, the Company remains liable for certain limited representations and warranties related to loan sales.

Loans for which the Company has the positive intent and ability to hold to maturity consist of mortgage loans carried at lower of cost, net of unamortized discounts or fair value on a nonrecurring basis. Discounts are amortized over the estimated lives of the loans using the interest method.

The Company also provides an allowance for loan losses. The provision recorded and the adequacy of the related allowance is determined by the Company’s management’s continuing evaluation of the loan portfolio in light of past loan loss experience, credit worthiness and nature of underlying collateral, present economic conditions and other factors considered relevant by the Company’s management. Anticipated changes in economic factors, which may influence the level of the allowance, are considered in the evaluation by the Company’s management when the likelihood of the changes can be reasonably determined. While the Company’s management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary as a result of future economic and other conditions that may be beyond management’s control.

New Accounting Pronouncements

In December 2007, the FASB updated certain provisions of ASC Topic 805, Business Combinations, (“ASC 805”). These provisions broaden the guidance of ASC 805, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition requirement of assets acquired, liabilities assumed and interests transferred as a result of business combinations. ASC 805 expands on required disclosures to improve the financial statement users’ abilities to evaluate the nature and financial effects of business combinations. ASC 805 is effective for business combinations that close on or after December 1, 2009. The Company does not expect the adoption of these new provisions to have a material effect on its consolidated financial statements.

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2009 presentation. These reclassifications had no impact on the Company’s results of operations. Prior to 2009, the Company included other interest expense as a component of other expense, net in the consolidated statements of operations. In 2009, the Company separately disclosed other interest expense in its consolidated statements of operations and reclassified prior year amounts to conform with the 2009 presentation.

2. Operating and Reporting Segments

The Company’s operating segments are aggregated into reportable segments, based primarily upon similar economic characteristics, geography and product type. The Company’s reportable segments consist of:

(1) Homebuilding East

(2) Homebuilding Central

(3) Homebuilding West

(4) Homebuilding Houston

(5) Lennar Financial Services

(6) Rialto Investments

The Rialto Investments (“Rialto”) segment is a new reportable segment beginning in the first fiscal quarter of 2010 that meets the reportable segment criteria set forth in GAAP. All fiscal year 2009 information has been restated to conform with this presentation. The change has no effect on the Company’s consolidated financial statements, except for certain reclassifications and disclosures. The Rialto segment’s operations are focused on the acquisition and monetization of distressed real estate asset investments, asset management and workout strategies.

Information about homebuilding activities in which the Company’s homebuilding activities are not economically similar to other states in the same geographic area is grouped under “Homebuilding Other,” which is not considered a reportable segment.

Operations of the Company’s homebuilding segments primarily include the construction and sale of single-family attached and detached homes, and to a lesser extent, multi-level residential buildings, as well as the purchase, development and sale of residential land directly and through the Company’s unconsolidated entities. The Company’s reportable homebuilding segments, and all other homebuilding operations not required to be reported separately, have operations located in:

East: Florida, Maryland, New Jersey and Virginia

Central: Arizona, Colorado and Texas (1)

West: California and Nevada

Houston: Houston, Texas

Other: Illinois, Minnesota, New York, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Operations of the Lennar Financial Services segment include primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Substantially all of the loans the Lennar Financial Services segment originates are sold in the secondary mortgage market on a servicing released, non-recourse basis; although, the Company remains liable for certain limited representations and warranties related to loan sales. The Lennar Financial Services segment operates generally in the same states as the Company’s homebuilding operations, as well as in other states.

Operations of the Rialto segment includes providing advisory services, due diligence, workout strategies, ongoing asset management services and the acquisition and monetization of distressed loans and securities portfolios.

Evaluation of segment performance is based primarily on operating earnings (loss) before income taxes. Operating earnings (loss) for the homebuilding segments consist of revenues generated from the sales of homes and land, equity in earnings (loss) from unconsolidated entities, other income (expense), net, noncontrolling interest income (expense), net and gain on recapitalization of unconsolidated entity, less the cost of homes and land sold and selling, general and administrative expenses. Homebuilding operating earnings (loss) for the year ended November 30, 2009 includes the following:

•	Valuation adjustments to finished homes, construction in progress (“CIP”) and land on which the Company intends to build homes,

•	Valuation adjustments to land the Company intends to sell or has sold to third parties,

•	Write-offs of option deposits and pre-acquisition costs related to land under option that the Company does not intend to purchase,

•	Valuation adjustments related to assets of unconsolidated entities in which the Company has investments, recorded in equity in earnings (loss) from unconsolidated entities, and

•	Valuation adjustments to the Company’s investments in unconsolidated entities and write-offs of certain notes and other receivables, recorded in other income (expense), net.

Lennar Financial Services operating earnings (loss), for the year ended November 30, 2009, consist of revenues generated from primarily mortgage financing, title insurance and closing services less the cost of such services, certain selling, general and administrative expenses incurred by the Lennar Financial Services segment and goodwill impairments.

Rialto operating loss consists of primarily general and administrative expenses incurred to start up Rialto.

Each reportable segment follows the same accounting policies described in Note 1—“Summary of Significant Accounting Policies” to the consolidated financial statements. Operational results of each segment are not necessarily indicative of the results that would have occurred had the segment been an independent, stand-alone entity during the periods presented.

Financial information relating to the Company’s operations was as follows:

	November 30,
	2009	2008	2007
	(In thousands)
Assets:
Homebuilding East	$1,469,671	1,588,299	1,630,086
Homebuilding Central	703,669	774,412	809,128
Homebuilding West	1,986,558	2,022,787	2,477,661
Homebuilding Houston	214,706	267,628	267,893
Homebuilding Other	756,068	849,726	708,266
Lennar Financial Services	557,550	607,978	1,037,809
Rialto Investments	9,874	—	—
Corporate and unallocated	1,616,695	1,314,068	2,171,904

Total assets	$7,314,791	7,424,898	9,102,747

Investments in unconsolidated entities:
Homebuilding East	$54,242	94,897	166,839
Homebuilding Central	96,036	178,618	181,816
Homebuilding West	423,850	451,719	515,548
Homebuilding Houston	20,527	21,820	29,797
Homebuilding Other	4,611	19,698	40,271
Rialto Investments	9,874	—	—

Total investments in unconsolidated entities	$609,140	766,752	934,271

Lennar Financial Services goodwill	$34,046	34,046	61,222

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Revenues:
Homebuilding East	$872,258	1,275,758	2,754,650
Homebuilding Central	367,183	533,110	1,605,839
Homebuilding West	826,237	1,440,163	3,543,712
Homebuilding Houston	434,818	550,853	838,250
Homebuilding Other	333,789	463,154	987,801
Lennar Financial Services	285,102	312,379	456,529

Total revenues (1)	$3,119,387	4,575,417	10,186,781

Operating earnings (loss):
Homebuilding East	$(206,253)	(157,034)	(892,236)
Homebuilding Central	(70,640)	(95,087)	(328,498)
Homebuilding West (2)	(331,070)	(143,696)	(1,478,081)
Homebuilding Houston	16,442	38,806	79,655
Homebuilding Other	(84,772)	(47,872)	(292,912)
Lennar Financial Services	35,982	(30,990)	6,120
Rialto Investments	(2,528)	—	—

Total operating loss	(642,839)	(435,873)	(2,905,952)
Corporate and unallocated	(117,565)	(129,752)	(173,202)

Loss before income taxes	$(760,404)	(565,625)	(3,079,154)

(1)	Total revenues are net of sales incentives of $512.0 million ($44,800 per home delivered) for the year ended November 30, 2009, $746.5 million ($48,700 per home delivered) for the year ended November 30, 2008 and $1,515.8 million ($48,000 per home delivered) for the year ended November 30, 2007.
(2)	Includes $133.1 million and $175.9 million, respectively, of a pretax financial statement gain on the recapitalization of an unconsolidated entity for the years ended November 30, 2008 and 2007.

Valuation adjustments and write-offs relating to the Company’s operations were as follows:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$73,670	76,791	279,064
Central	13,603	28,142	91,354
West	64,095	75,614	331,827
Houston	1,116	2,262	2,836
Other	27,755	12,709	42,762

Total	180,239	195,518	747,843

Valuation adjustments to land the Company intends to sell or has sold to third parties:
East	37,048	23,251	307,534
Central	1,309	12,369	79,101
West	38,679	11,094	648,628
Houston	674	137	1,762
Other (1)	17,604	940	130,269

Total	95,314	47,791	1,167,294

Write-offs of option deposits and pre-acquisition costs:
East	64,131	18,989	119,645
Central	82	6,024	56,304
West	13,902	62,447	310,795
Houston	2,471	745	813
Other	3,786	8,967	42,424

Total	84,372	97,172	529,981

Company’s share of valuation adjustments related to assets of unconsolidated entities:
East	504	7,241	55,157
Central	6,184	1,732	29,585
West	94,665	22,675	273,679
Houston	—	—	—
Other	540	597	5,741

Total	101,893	32,245	364,162

Valuation adjustments to investments in unconsolidated entities:
East	4,981	54,340	42,200
Central	13,179	11,197	14,552
West	65,607	90,193	68,883
Houston	1,317	—	—
Other	3,888	17,060	6,571

Total	88,972	172,790	132,206

Write-offs of notes and other receivables:
East	2,148	10,200	—
Central	105	—	—
West	7,387	10,222	—
Houston	—	—	—
Other	19	4,596	—

Total	9,659	25,018	—

Goodwill impairments:
East	—	—	46,274
Central	—	—	31,293
West	—	—	43,955
Houston	—	—	—
Other	—	—	68,676

Total	—	—	190,198

Lennar Financial Services write-offs of notes receivable	—	—	28,426

Lennar Financial Services goodwill impairment	—	27,176	—

Total valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes and other receivables and goodwill	$560,449	597,710	3,160,110

(1)	For the year ended November 30, 2009, valuation adjustments to land the Company intends to sell or has sold to third parties has been reduced by $13.6 million of noncontrolling interest income as a result of $27.2 million of valuation adjustments to inventories of 50%-owned consolidated joint ventures.

During 2009, market conditions remained challenging in the homebuilding industry. These challenging market conditions during 2009 have led to lower home sales prices in certain communities and changes in the strategy of certain joint ventures, which resulted in valuation adjustments and write-offs. Further deterioration in the homebuilding market could cause additional pricing pressures and slower absorption, which could lead to additional valuation adjustments in the future. In addition, market conditions could cause the Company to re-evaluate its strategy regarding certain assets that could result in further valuation adjustments and/or additional write-offs of option deposits and pre-acquisition costs due to the abandonment of those option contracts.

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Lennar Homebuilding interest expense (1):
Homebuilding East	$48,713	43,376	62,150
Homebuilding Central	19,488	17,307	37,417
Homebuilding West	46,809	46,522	73,579
Homebuilding Houston	11,902	7,768	7,172
Homebuilding Other	20,537	15,384	23,382

Total Lennar Homebuilding interest expense	$147,449	130,357	203,700

Lennar Financial Services interest income, net	$2,839	12,391	37,553

Depreciation and amortization:
Homebuilding East	$3,676	4,395	10,505
Homebuilding Central	2,073	2,428	3,614
Homebuilding West	7,643	14,644	24,211
Homebuilding Houston	974	1,104	1,006
Homebuilding Other	1,718	1,678	4,994
Lennar Financial Services	4,269	6,095	10,143
Corporate and unallocated	19,653	19,492	18,137

Total depreciation and amortization	$40,006	49,836	72,610

Net additions (disposals) to operating properties and equipment:
Homebuilding East	$230	40	(5,391)
Homebuilding Central	150	33	(127)
Homebuilding West	291	85	(2,182)
Homebuilding Houston	—	20	1,715
Homebuilding Other	(2,009)	(398)	348
Lennar Financial Services	1,711	1,657	4,206
Corporate and unallocated	(702)	(2,827)	1,350

Total net disposals to operating properties and equipment	$(329)	(1,390)	(81)

Equity in loss from unconsolidated entities:
Homebuilding East	$(5,660)	(31,422)	(58,069)
Homebuilding Central	(8,143)	(1,310)	(25,378)
Homebuilding West	(114,373)	(25,113)	(274,267)
Homebuilding Houston	(1,801)	(920)	(752)
Homebuilding Other	(940)	(391)	(4,433)

Total equity in loss from unconsolidated entities	$(130,917)	(59,156)	(362,899)

(1)	Prior to fiscal 2009, other interest expense was classified as a corporate and unallocated expense. For the year ended November 30, 2009, other interest expense was allocated to the respective homebuilding segments and Homebuilding Other in order to more completely evaluate the segments’ performance. As a result, prior year amounts have been reclassified to conform with the 2009 presentation. The reclassification had no impact on the Company’s results of operations.

3. Receivables

	November 30,
	2009	2008
	(In thousands)
Accounts receivable	$88,813	51,491
Mortgages and notes receivable	44,111	76,002

	132,924	127,493
Allowance for doubtful accounts	(10,871)	(32,973)

	$122,053	94,520

Accounts receivable relates primarily to amounts expected to be recovered related to defective Chinese drywall, rebates and other receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. Mortgages and notes receivable arising from the sale of land are generally collateralized by the property sold to the buyer. Allowances are maintained for potential credit losses based on historical experience, present economic conditions and other factors considered relevant by the Company.

4. Investments in Unconsolidated Entities

Summarized condensed financial information on a combined 100% basis related to unconsolidated entities in which the Company has investments that are accounted for by the equity method was as follows:

	Years Ended November 30,
Statements of Operations	2009	2008	2007
	(In thousands)
Revenues	$339,993	862,728	2,060,279
Costs and expenses	1,212,866	1,394,601	3,075,696

Net earnings (loss) of unconsolidated entities (1)	$(872,873)	(531,873)	(1,015,417)

The Company’s share of net loss—recognized (2)	$(130,917)	(59,156)	(362,899)

(1)	The net loss of unconsolidated entities for the year ended November 30, 2009 was primarily related to valuation adjustments recorded by the unconsolidated entities. The Company’s exposure to such losses was significantly lower as a result of its small ownership interest in the respective unconsolidated entities or its previous valuation adjustments recorded to its investments in unconsolidated entities.
(2)	For the years ended November 30, 2009, 2008 and 2007, the Company’s share of net loss recognized from unconsolidated entities includes $101.9 million, $32.2 million and $364.2 million, respectively, of the Company’s share of valuation adjustments related to assets of the unconsolidated entities in which the Company has investments.

Balance Sheets	November 30,
	2009	2008
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$171,946	135,081
Inventories	3,628,491	7,115,360
Other assets	403,383	541,984

	$4,203,820	7,792,425

Liabilities and equity:
Accounts payable and other liabilities	$366,141	1,042,002
Debt	1,588,390	4,062,058
Equity of:
The Company	609,140	766,752
Others	1,640,149	1,921,613

Total equity of unconsolidated entities	2,249,289	2,688,365

	$4,203,820	7,792,425

The Company’s equity in its unconsolidated entities	27%	29%

The Company’s partners generally are unrelated homebuilders, land owners/developers and financial or other strategic partners. The unconsolidated entities follow accounting principles that are in all material respects the same as those used by the Company. The Company shares in the profits and losses of these unconsolidated entities generally in accordance with its ownership interests. In many instances, the Company is appointed as the day-to-day manager under the direction of a management committee that has shared powers amongst the partners of the unconsolidated entities and receives management fees and/or reimbursement of expenses for performing this function. During the years ended November 30, 2009, 2008 and 2007, the Company received management fees and reimbursement of expenses from the unconsolidated entities totaling $15.3 million, $33.3 million and $52.1 million, respectively.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the unconsolidated entities. Option prices are generally negotiated prices that approximate fair value when the Company receives the options. During the years ended November 30, 2009, 2008 and 2007, $117.8 million, $416.2 million and $977.5 million, respectively, of the unconsolidated entities’ revenues were from land sales to the Company. The Company does not include in its equity in earnings (loss) from unconsolidated entities its pro rata share of unconsolidated entities’ earnings resulting from land sales to its homebuilding divisions. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the unconsolidated entities. This in effect defers recognition of the Company’s share of the unconsolidated entities’ earnings related to these sales until the Company delivers a home and title passes to a third-party homebuyer.

In 2007, the Company sold a portfolio of land consisting of approximately 11,000 homesites in 32 communities located throughout the country to a strategic land investment venture with Morgan Stanley Real Estate Fund II, L.P., an affiliate of Morgan Stanley & Co., Inc., in which the Company has a 20% ownership interest and 50% voting rights. Due to the Company’s continuing involvement, the transaction did not qualify as a sale by the Company under GAAP; thus, the inventory has remained on the Company’s consolidated balance sheet in consolidated inventory not owned. In 2007, the Company recorded a valuation adjustment of $740.4 million on the inventory sold to the investment venture. As of November 30, 2009 and 2008, the portfolio of land (including land development costs) of $477.9 million and $538.4 million, respectively, is reflected as inventory in the summarized condensed financial information related to unconsolidated entities in which the Company has investments. The decrease in this inventory from November 30, 2008 to November 30, 2009 resulted primarily from valuation adjustments of $50.1 million recorded by the land investment venture.

The unconsolidated entities in which the Company has investments usually finance their activities with a combination of partner equity and debt financing. In some instances, the Company and its partners have guaranteed debt of certain unconsolidated entities.

The summary of the Company’s net recourse exposure related to the unconsolidated entities in which the Company has investments was as follows:

	November 30,
	2009	2008
	(In thousands)
Several recourse debt—repayment	$42,691	78,547
Several recourse debt—maintenance	75,238	167,941
Joint and several recourse debt—repayment	85,799	138,169
Joint and several recourse debt—maintenance	81,592	123,051
Land seller debt and other debt recourse exposure	2,420	12,170

The Company’s maximum recourse exposure	287,740	519,878
Less joint and several reimbursement agreements with the Company’s partners	(93,185)	(127,428)

The Company’s net recourse exposure	$194,555	392,450

During the year ended November 30, 2009, the Company reduced its maximum recourse exposure related to indebtedness of unconsolidated entities by $232.1 million, of which $106.1 million was paid by the Company and $126.0 million related to the joint venture selling inventory, dissolution of joint ventures, renegotiation of joint venture debt agreements and in certain circumstances consolidation of joint ventures. In addition, during the year ended November 30, 2009, the Company recorded $40.1 million of obligation guarantees related to debt of certain of its joint ventures. As of November 30, 2009, the Company had $14.1 million of obligation guarantees recorded as a liability on its consolidated balance sheet. The obligation guarantees are estimated based on current facts and circumstances; any unexpected changes may lead the Company to incur additional obligation guarantees in the future.

Indebtedness of an unconsolidated entity is secured by its own assets. Some unconsolidated entities own multiple properties and other assets. There is no cross collateralization of debt to different unconsolidated entities. We also do not use our investment in one unconsolidated entity as collateral for the debt in another unconsolidated entity or commingle funds among our unconsolidated entities.

In connection with a loan to an unconsolidated entity, the Company and its partners often guarantee to a lender either jointly and severally or on a several basis, any, or all of the following: (i) the completion of the development, in whole or in part, (ii) indemnification of the lender from environmental issues, (iii) indemnification of the lender from “bad boy acts” of the unconsolidated entity (or full recourse liability in the event of unauthorized transfer or bankruptcy) and (iv) that the loan to value and/or loan to cost will not exceed a certain percentage (maintenance or remargining guarantee) or that a percentage of the outstanding loan will be repaid (repayment guarantee).

In connection with loans to an unconsolidated entity where there is a joint and several guarantee, the Company generally has a reimbursement agreement with its partner. The reimbursement agreement provides that neither party is responsible for more than its proportionate share of the guarantee. However, if the Company’s joint venture partner does not have adequate financial resources to meet its obligations under the reimbursement agreement, the Company may be liable for more than its proportionate share, up to its maximum recourse exposure, which is the full amount covered by the joint and several guarantee.

The Company’s senior unsecured revolving credit facility (the “Credit Facility”) requires the Company to effect quarterly reductions of its maximum recourse exposure related to joint ventures in which it has investments by a total of $200 million to $535 million by November 30, 2009, which the Company accomplished as of May 31, 2009. The Company must also effect quarterly reductions during its 2010 fiscal year totaling $180 million to $355 million of which the Company has already reduced it by $136.5 million as of November 30, 2009. During the first six months of its 2011 fiscal year, the Company must reduce its maximum recourse exposure related to joint ventures by $80 million to $275 million (See Note 6).

If the joint ventures are unable to reduce their debt, where there is recourse to the Company, through the sale of inventory or other means, then the Company and its partners may be required to contribute capital to the joint ventures.

The recourse debt exposure in the previous table represents the Company’s maximum recourse exposure to loss from guarantees and does not take into account the underlying value of the collateral or the other assets of the borrowers that are available to repay the debt or to reimburse the Company for any payments on its guarantees. The Company’s unconsolidated entities that have recourse debt have significant amount of assets and equity. The summarized balance sheets of the Company’s unconsolidated entities with recourse debt were as follows:

	November 30,
	2009	2008
	(In thousands)
Assets	$1,324,993	2,846,819
Liabilities	777,836	1,565,148
Equity (1)	547,157	1,281,671

(1)	The decrease in equity of the Company’s unconsolidated entities with recourse debt relates primarily to valuation adjustments recorded by the unconsolidated entities, partner buyouts and consolidation of joint ventures, partially offset by capital contributions made by the Company and its partners during the year ended November 30, 2009. The Company’s exposure to impairment losses was significantly lower, as a result of its small ownership interest in the respective unconsolidated entities or its previous valuation adjustments to its investments in unconsolidated entities.

In addition, in most instances in which the Company has guaranteed debt of an unconsolidated entity, the Company’s partners have also guaranteed that debt and are required to contribute their share of the guarantee payments. Some of the Company’s guarantees are repayment guarantees and some are maintenance guarantees. In a repayment guarantee, the Company and its venture partners guarantee repayment of a portion or all of the debt in the event of default before the lender would have to exercise its rights against the collateral. In the event of default, if the Company’s venture partner does not have adequate financial resources to meet its obligations under the reimbursement agreement, the Company may be liable for more than its proportionate share, up to its maximum recourse exposure, which is the full amount covered by the joint and several guarantee. The maintenance guarantees only apply if the value or the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If the Company is required to make a payment under a maintenance guarantee to bring the value of the collateral above the specified percentage of the loan balance, the payment would constitute a capital contribution or loan to the unconsolidated entity and increase the Company’s share of any funds the unconsolidated entity distributes.

In many of the loans to unconsolidated entities, the Company and its joint venture partners (or entities related to them) have been required to give guarantees of completion to the lenders. Those completion guarantees may require that the guarantors complete the construction of the improvements for which the financing was obtained. If the construction was to be done in phases, very often the guarantee is to complete only the phases as to which construction has already commenced and for which loan proceeds were used. Under many of the completion guarantees, the guarantors are permitted, under certain circumstances, to use undisbursed loan proceeds to satisfy the completion obligations, and in many of those cases, the guarantors pay interest only on those funds, with no repayment of the principal of such funds required.

During the years ended November 30, 2009 and 2008, amounts paid under the Company’s maintenance guarantees were $31.6 million and $74.0 million, respectively. During the year ended November 30, 2009, the Company made a payment of $5.6 million under a completion guarantee related to one joint venture. During the year ended November 30, 2008, there were no payments under completion guarantees. During the years ended November 30, 2009 and 2008, loan repayments, including amounts paid under the Company’s repayment guarantees, were $72.4 million and $94.9 million, respectively. These guarantee payments are recorded primarily as contributions to the Company’s unconsolidated entities.

As of November 30, 2009, the fair values of the maintenance guarantees, repayment guarantees and completion guarantees were not material. The Company believes that as of November 30, 2009, in the event it becomes legally obligated to perform under a guarantee of the obligation of an unconsolidated entity due to a triggering event under a guarantee, most of the time the collateral should be sufficient to repay at least a significant portion of the obligation or the Company and its partners would contribute additional capital into the venture.

In certain instances, the Company has placed performance letters of credit and surety bonds with municipalities for its joint ventures.

The total debt of the unconsolidated entities in which the Company has investments was as follows:

	November 30,
	2009	2008
	(Dollars in thousands)
Lennar’s net recourse exposure	$194,555	392,450
Reimbursement agreements from partners	93,185	127,428

The Company’s maximum recourse exposure	287,740	519,878

Non-recourse bank debt and other debt (partner’s share of several recourse)	140,078	285,519
Non-recourse land seller debt or other debt	47,478	90,519
Non-recourse debt with completion guarantees—excluding LandSource	608,397	820,435
Non-recourse debt without completion guarantees—excluding LandSource	504,697	994,580
Non-recourse debt without completion guarantees—LandSource (1)	—	1,351,127

Non-recourse debt to the Company	1,300,650	3,542,180

Total debt	$1,588,390	4,062,058

The Company’s maximum recourse exposure as a % of total JV debt	18%	13%

(1)	During 2009, LandSource emerged from bankruptcy as a new reorganized company named Newhall Land Development, LLC. As a result, all of LandSource’s bank debts were discharged.

LandSource/Newhall Transactions

In January 2004, an unconsolidated entity of which the Company and LNR Property Corporation (“LNR”) each owned 50% acquired The Newhall Land and Farming Company for approximately $1 billion, including $200 million the Company contributed and $200 million that LNR contributed (the remainder came from borrowings and sales of properties to LNR). Subsequently, the Company and LNR each transferred their interests in most of their joint ventures to the jointly-owned company that had acquired The Newhall Land and Farming Company, and that company was renamed LandSource Communities Development LLC (“LandSource”).

In February 2007, LandSource admitted MW Housing Partners as a new strategic partner. As part of the transaction, the joint venture obtained $1.6 billion of non-recourse financing, which consisted of a $200 million five-year Revolving Credit Facility, a $1.1 billion six-year Term Loan B Facility and a $244 million seven-year Second Lien Term Facility. The transaction resulted in a cash distribution from LandSource to the Company of $707.6 million. As a result, the Company’s ownership in LandSource was reduced to 16%. As a result of the recapitalization, the Company recognized a pretax financial statement gain of $175.9 million during the year ended November 30, 2007.

In June 2008, LandSource and a number of its subsidiaries commenced proceedings under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In November 2008, the Company’s land purchase options with LandSource were terminated, thus, in 2008, the Company recognized a deferred profit of $101.3 million (net of $31.8 million of write-offs of option deposits and pre-acquisition costs and other write-offs) related to the 2007 recapitalization of LandSource.

In July 2009, the United States Bankruptcy Court for the District of Delaware confirmed the plan of reorganization for LandSource. As a result of the bankruptcy proceedings, LandSource was reorganized into a new company called Newhall Land Development, LLC, (“Newhall”). The reorganized company emerged from Chapter 11 free of its previous bank debt. As part of the reorganization plan, the Company invested $140 million in exchange for approximately a 15% equity interest in the reorganized Newhall, ownership in several communities that were formerly owned by LandSource, the settlement and release of any claims that might have been asserted against the Company and certain other claims LandSource had against third parties.

5. Operating Properties and Equipment

	November 30,
	2009	2008
	(In thousands)
Operating properties (1)	$145,015	1,300
Leasehold improvements	27,916	30,825
Furniture, fixtures and equipment	32,055	31,911

	204,986	64,036
Accumulated depreciation and amortization	(52,954)	(51,473)

	$152,032	12,563

(1)	During the year ended November 30, 2009, the Company reclassified $85.1 million from inventories to operating properties, as a result of converting a multi-level residential building to a rental operation. Operating properties also include $62.7 million of operating properties associated with the consolidation of joint ventures during the year ended November 30, 2009.

Operating properties and equipment are included in other assets in the consolidated balance sheets.

6. Senior Notes and Other Debts Payable

	November 30,
	2009	2008
	(Dollars in thousands)
5.125% senior notes due 2010	$249,955	299,877
5.95% senior notes due 2011	244,727	249,615
5.95% senior notes due 2013	347,471	346,851
5.50% senior notes due 2014	248,365	248,088
5.60% senior notes due 2015	501,424	501,618
6.50% senior notes due 2016	249,760	249,733
12.25% senior notes due 2017	392,392	—
7 5/8% senior notes due 2009	—	280,976
Mortgage notes on land and other debt	527,258	368,177

	$2,761,352	2,544,935

The Company has a $1.1 billion Credit Facility that matures in July 2011. In order to borrow under the Credit Facility, the Company is required to first use its cash in excess of $750 million and have availability under its borrowing base calculation. As of November 30, 2009, the Company had no availability to borrow under the Credit Facility. The Company can create availability under its Credit Facility to the extent it uses the cash in excess of $750 million to purchase qualified borrowing base assets.

The Credit Facility is guaranteed by substantially all of the Company’s subsidiaries. Interest rates on outstanding borrowings are LIBOR-based, with margins determined based on changes in the Company’s credit ratings, or an alternate base rate, as described in the Credit Facility agreement. At both November 30, 2009 and 2008, the Company had no outstanding balance under the Credit Facility. However, at November 30, 2009 and 2008, $177.9 million and $275.2 million, respectively, of the Company’s total letters of credit outstanding discussed below, were collateralized against certain borrowings available under the Credit Facility.

The Company’s performance letters of credit outstanding were $97.7 million and $167.5 million, respectively, at November 30, 2009 and 2008. The Company’s financial letters of credit outstanding were $205.4 million and $278.5 million, respectively, at November 30, 2009 and 2008. Performance letters of credit are generally posted with regulatory bodies to guarantee the Company’s performance of certain development and construction activities, and financial letters of credit are generally posted in lieu of cash deposits on option contracts and for insurance risks, credit enhancements and as other collateral. Additionally, at November 30, 2009, the Company had

outstanding performance and surety bonds related to site improvements at various projects (including certain projects in the Company’s joint ventures) of $821.2 million. Although significant development and construction activities have been completed related to these site improvements, these bonds are generally not released until all development and construction activities are completed. As of November 30, 2009, there were approximately $324.4 million, or 40%, of costs to complete related to these site improvements. The Company does not presently anticipate any draws upon these bonds, but if any such draws occur, the Company does not believe they would have a material effect on its financial position, results of operations or cash flows.

At November 30, 2009, the Company believes it was in compliance with its debt covenants. Under the Credit Facility agreement, the Company was required to maintain a leverage ratio of less than or equal to 55% at the end of each fiscal quarter during the Company’s 2009 fiscal year and is required to maintain a leverage ratio of less than or equal to 52.5% for its 2010 fiscal year and through the maturity of the Company’s Credit Facility in 2011. If the Company’s adjusted consolidated tangible net worth, as calculated per the Credit Facility agreement, falls below $1.6 billion, the Company’s Credit Facility would be reduced from $1.1 billion to $0.9 billion. In no event may the Company’s adjusted consolidated tangible net worth, as calculated per the Credit Facility agreement, be less than $1.3 billion.

In addition to other requirements, the Credit Facility requires the Company to effect quarterly reductions of its maximum recourse exposure related to joint ventures in which it has investments by a total of $200 million to $535 million by November 30, 2009, which the Company accomplished as of May 31, 2009. The Company must also effect quarterly reductions during its 2010 fiscal year totaling $180 million to $355 million of which the Company has already reduced it by $136.5 million. During the first six months of its 2011 fiscal year, the Company must reduce its maximum recourse exposure related to joint ventures by $80 million to $275 million.

In April 2009, the Company sold $400 million of 12.25% senior notes due 2017 (the “12.25% Senior Notes”) at a price of 98.098% in a private placement. Proceeds from the offering, after payment of initial purchaser’s discount and expenses, were $386.7 million. The Company added the proceeds to its working capital to be used for general corporate purposes, which may include the repayment or repurchase of its near-term maturities or of debt of its joint ventures that it has guaranteed. Interest on the 12.25% Senior Notes is due semi-annually. The 12.25% Senior Notes are unsecured and unsubordinated, and are guaranteed by substantially all of the Company’s subsidiaries. The 12.25% Senior Notes were subsequently exchanged for identical 12.25% Senior Notes that had been registered under the Securities Act of 1933. At November 30, 2009, the carrying amount of the 12.25% Senior Notes was $392.4 million.

In March 2009, the Company retired its $281 million of 7  5/8% senior notes due March 2009 for 100% of the outstanding principal amount, plus accrued and unpaid interest as of the maturity date.

In June 2007, the Company redeemed its $300 million senior floating-rate notes due 2009. The redemption price was $300.0 million, or 100% of the principal amount of the outstanding senior floating-rate notes due 2009, plus accrued and unpaid interest as of the redemption date.

In April 2006, the Company sold $250 million of 5.95% senior notes due 2011 and $250 million of 6.50% senior notes due 2016 (collectively, the “2006 Senior Notes”) at prices of 99.766% and 99.873%, respectively, in a private placement under SEC Rule 144A. Proceeds from the offering of the 2006 Senior Notes, after initial purchaser’s discount and expenses, were $248.7 million and $248.9 million, respectively. The Company added the proceeds to its working capital to be used for general corporate purposes. Interest on the 2006 Senior Notes is due semi-annually. The 2006 Senior Notes are unsecured and unsubordinated, and substantially all of the Company’s subsidiaries guarantee the 2006 Senior Notes. The 2006 Senior Notes were subsequently exchanged for identical 2006 Senior Notes that had been registered under the Securities Act of 1933. During the year ended November 30, 2009, the Company redeemed $5.0 million of the 5.95% senior notes due 2011. At November 30, 2009 and 2008, the carrying amount of the 2006 Senior Notes was $494.5 million and $499.3 million, respectively.

In September 2005, the Company sold $300 million of 5.125% senior notes due 2010 (the “5.125% Senior Notes”) at a price of 99.905% in a private placement. Proceeds from the offering, after initial purchaser’s discount and expenses, were $298.2 million. The Company added the proceeds to the Company’s working capital to be used for general corporate purposes. Interest on the 5.125% Senior Notes is due semi-annually. The 5.125% Senior Notes are unsecured and unsubordinated. Substantially all of the Company’s subsidiaries guaranteed the 5.125% Senior Notes. In 2006, the Company exchanged the 5.125% Senior Notes for registered notes. The registered notes have substantially identical terms as the 5.125% Senior Notes, except that the registered notes do not include transfer restrictions that are applicable to the 5.125% Senior Notes. During the year ended November 30, 2009, the Company redeemed $50.0 million of the 5.125% Senior Notes. At November 30, 2009 and 2008, the carrying amount of the 5.125% Senior Notes was $250.0 million and $299.9 million, respectively.

In April 2005, the Company sold $300 million of 5.60% Senior Notes due 2015 (the “5.60% Senior Notes”) at a price of 99.771%. Proceeds from the offering, after initial purchaser’s discount and expenses, were $297.5 million. In July 2005, the Company sold $200 million of 5.60% Senior Notes due 2015 at a price of 101.407%. The 5.60% Senior Notes were the same issue as the 5.60% Senior Notes the Company sold in April 2005. Proceeds from the offering, after initial purchaser’s discount and expenses, were $203.9 million. The Company added the proceeds of both offerings to its working capital to be used for general corporate purposes. Interest on the 5.60% Senior Notes is due semi-annually. The 5.60% Senior Notes are unsecured and unsubordinated. Substantially all of the Company’s subsidiaries guaranteed the 5.60% Senior Notes. The 5.60% Senior Notes were subsequently exchanged for identical 5.60% Senior Notes that had been registered under the Securities Act of 1933. At November 30, 2009 and 2008, the carrying amount of the 5.60% Senior Notes sold in April and July 2005 was $501.4 million and $501.6 million, respectively.

In August 2004, the Company sold $250 million of 5.50% senior notes due 2014 (the “5.50% Senior Notes”) at a price of 98.842% in a private placement. Proceeds from the offering, after initial purchaser’s discount and expenses, were $245.5 million. The Company used the proceeds to repay borrowings under its Credit Facility. Interest on the 5.50% Senior Notes is due semi-annually. The 5.50% Senior Notes are unsecured and unsubordinated. Substantially all of the Company’s subsidiaries guaranteed the 5.50% Senior Notes. At November 30, 2009 and 2008, the carrying value of the 5.50% Senior Notes was $248.4 million and $248.1 million, respectively.

In February 2003, the Company issued $350 million of 5.95% senior notes due 2013 at a price of 98.287%. Substantially all of the Company’s subsidiaries guaranteed the 5.95% senior notes. At November 30, 2009 and 2008, the carrying amount of the 5.95% senior notes was $347.5 million and $346.9 million, respectively.

At November 30, 2009, the Company had mortgage notes on land and other debt due at various dates through 2013 bearing interest at rates up to 10.0% with an average interest rate of 3.2%. At November 30, 2009 and 2008, the carrying amount of the mortgage notes on land and other debt was $527.3 million and $368.2 million, respectively.

The minimum aggregate principal maturities of senior notes and other debts payable during the five years subsequent to November 30, 2009 and thereafter are as follows:

Debt Maturities
(In thousands)
2010	$464,614
2011	321,814
2012	148,690
2013	395,281
2014	281,378
Thereafter	1,149,575

7. Lennar Financial Services Segment

The assets and liabilities related to the Lennar Financial Services segment were as follows:

	November 30,
	2009	2008
	(In thousands)
Assets:
Cash and cash equivalents	$126,835	111,954
Restricted cash	25,646	21,977
Receivables, net (1)	123,967	133,641
Loans held-for-sale (2)	182,706	190,056
Loans held-for-investment, net	25,131	58,339
Investments held-to-maturity	2,512	19,139
Goodwill	34,046	34,046
Other (3)	36,707	38,826

	$557,550	607,978

Liabilities:
Notes and other debts payable	$217,557	225,783
Other (4)	197,329	191,050

	$414,886	416,833

(1)	Receivables, net, primarily relate to loans sold to investors for which the Company had not yet been paid as of November 30, 2009 and 2008, respectively.
(2)	Loans held-for-sale relate to unsold loans carried at fair value.
(3)	Other assets include mortgage loan commitments of $4.7 million and $4.4 million, respectively, as of November 30, 2009 and 2008, carried at fair value.
(4)	Other liabilities include forward contracts of $3.6 million and $6.5 million, respectively, as of November 30, 2009 and 2008, carried at fair value.

At November 30, 2009, the Lennar Financial Services segment had two warehouse repurchase facilities with a maximum aggregate commitment of $200 million and $100 million, respectively, that mature in June 2010, and another warehouse repurchase facility with a maximum aggregate commitment of $125 million that matures in July 2010. The maximum aggregate commitment under these facilities totaled $425 million. The Lennar Financial Services segment uses these facilities to finance its lending activities until the mortgage loans are sold to investors and expects the facilities to be renewed or replaced with other facilities when they mature. Borrowings under the facilities were $217.5 million and $209.5 million, respectively, at November 30, 2009 and 2008 and were collateralized by mortgage loans and receivables on loans sold to investors but not yet paid for with outstanding principal balances of $266.9 million and $281.2 million, respectively, at November 30, 2009 and 2008. The combined effective interest rate on the facilities at November 30, 2009 was 4.2%. If the facilities are not renewed, the borrowings under the lines of credit will be paid off by selling the mortgage loans held-for-sale to investors and by collecting on receivables on loans sold but not yet paid. Without the facilities, the Lennar Financial Services segment would have to use cash from operations and other funding sources to finance its lending activities.

At November 30, 2008, the Lennar Financial Services segment had advances under a different conduit funding agreement totaling $10.8 million, which had an effective interest rate of 2.9% at November 30, 2008. At November 30, 2008, the Lennar Financial Services segment had advances under the on going 60-day committed repurchase facility of $5.2 million, which were collateralized by mortgage loans and receivables on loans sold to investors but not yet paid for with outstanding principal balances of $5.5 million. The effective interest rate of this facility at November 30, 2008 was 3.7%.

8. Income Taxes

The benefit (provision) for income taxes consisted of the following:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Current:
Federal	$327,131	249,157	715,311
State	(12,786)	(24,206)	(14,128)

	314,345	224,951	701,183

Deferred:
Federal	—	(646,261)	282,263
State	—	(126,247)	156,554

	—	(772,508)	438,817

	$314,345	(547,557)	1,140,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
	2009	2008
	(In thousands)
Deferred tax assets:
Inventory valuation adjustments	$175,166	239,854
Reserves and accruals	114,002	118,222
Net operating loss carryforward	330,160	217,040
Capitalized expenses	41,598	44,436
Investments in unconsolidated entities	29,685	36,614
Goodwill	—	26,383
Alternative minimum tax credits	—	65,307
Other	38,765	34,370

Total deferred tax assets	729,376	782,226
Valuation allowance	(647,385)	(730,836)

Total deferred tax assets after valuation allowance	81,991	51,390
Deferred tax liabilities:
Capitalized expenses	35,531	18,187
Prepaid expenses	15,977	420
Other	30,483	32,783

Total deferred tax liabilities	81,991	51,390

Net deferred tax assets	$—	—

As a result of the valuation allowance against the Company’s net deferred tax assets, at November 30, 2009 and 2008, the Company’s Homebuilding operations and the Lennar Financial Services segment did not have net deferred tax assets.

A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more-likely-than-not realization threshold criterion. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with loss carryforwards not expiring unused and tax planning alternatives.

Based upon all available evidence, the Company recorded a valuation allowance against its deferred tax assets of $730.8 million during the year ended November 30, 2008, and increased it by $269.6 million during the year ended November 30, 2009. In addition, the Company recorded a reversal of its deferred tax asset valuation allowance of $351.8 million during the fourth quarter of 2009, primarily due to a change in tax legislation, which allowed the Company to carry back its fiscal year 2009 tax loss to recover previously paid income taxes. At November 30, 2009 and 2008, the Company’s deferred tax asset valuation allowance was $647.4 million and $730.8 million, respectively. In future periods, the allowance could be reduced based on sufficient evidence indicating that it is more likely than not that a portion or all of our deferred tax assets will be realized. At both November 30, 2009 and 2008, the Company had no net deferred tax assets.

At November 30, 2009, the Company had federal and state net operating loss carryforwards totaling $330.2 million. Federal net operating loss carryforwards may be carried forward up to 20 years to offset future taxable income and begin to expire in 2025. State net operating losses may be carried forward from 5 to 20 years, depending on the tax jurisdiction, with losses expiring between 2012 and 2029.

A reconciliation of the statutory rate and the effective tax rate follows:

	Percentage of Pretax Loss
	2009	2008	2007
Statutory rate	35.00%	35.00%	35.00%
State income taxes, net of federal income tax benefit	2.32	3.09	3.00
Internal Revenue Code Section 199 impact	—	(0.29)	(0.30)
Goodwill impairments and other	(2.26)	(0.90)	(0.68)
Tax reserves and interest expense	(4.97)	(3.56)	—
Deferred tax asset valuation reversal (allowance)	11.25	(130.15)	—

Effective rate	41.34%	(96.81)%	37.02%

The following table summarizes the changes in gross unrecognized tax benefits for the years ended November 30, 2009 and 2008:

	November 30,
	2009	2008
	(In thousands)
Gross unrecognized tax benefits, beginning of year	$100,168	88,560
Decreases due to settlement with taxing authorities	(57,022)	(2,605)
Increases of prior year items	36,061	14,213
Decreases due to statute expirations	(1,996)	—

Gross unrecognized tax benefits, end of year	$77,211	100,168

At November 30, 2009, the Company had $77.2 million of gross unrecognized tax benefits. If the Company were to recognize these tax benefits, $52.4 million would affect the Company’s effective tax rate.

The Company expects the total amount of unrecognized tax benefits to decrease by $13.4 million within twelve months as a result of the settlement of certain tax accounting items with the IRS with respect to the prior examination cycle that carried over to the current years under examination, and as a result of the conclusion of examinations with a number of state taxing authorities. The majority of these items were previously recorded as deferred tax liabilities and the settlement will not affect the Company’s tax rate.

At November 30, 2009 and 2008, the Company had $33.6 million and $33.5 million, respectively, accrued for interest and penalties, of which $3.9 million and $16.1 million, respectively, were recorded during the years ended November 30, 2009 and 2008.

The IRS is currently examining the Company’s federal income tax returns for fiscal years 2005 through 2009, and certain state taxing authorities are examining various fiscal years. The final outcome of these examinations is not yet determinable. The statute of limitations for the Company’s major tax jurisdictions remains open for examination for fiscal year 2003 and subsequent years.

9. Loss Per Share

Basic and diluted loss per share were calculated as follows:

	Years Ended November 30,
	2009	2008	2007
	(In thousands, except per share amounts)
Net loss attributable to Lennar	$(417,147)	(1,109,085)	(1,941,081)
Less: distributed earnings allocated to nonvested shares	197	1,124	136

Numerator for basic and diluted loss per share—net loss attributable to common shareholders	$(417,344)	(1,110,209)	(1,941,217)

Denominator for basic and diluted loss per share—weighted average shares common shares outstanding	170,537	158,395	157,718

Basic and diluted loss per share	$(2.45)	(7.01)	(12.31)

10. Comprehensive Loss

Comprehensive loss represents changes in equity from non-owner sources. The components of comprehensive loss were as follows:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Net loss attributable to Lennar	$(417,147)	(1,109,085)	(1,941,081)
Unrealized gains arising during period on interest rate swaps, net of tax (37%)	—	—	1,002
Unrealized gain (loss) on Company’s portion of unconsolidated entity’s interest rate swap liability, net of tax (37%)	—	2,061	(2,061)
Reclassification adjustment for loss included in net loss for interest rate swaps, net of tax (37%)	—	—	338
Change to the Company’s portion of unconsolidated entity’s minimum pension liability, net of tax (37%)	—	—	701

Comprehensive loss	$(417,147)	(1,107,024)	(1,941,101)

There was no accumulated other comprehensive loss at November 30, 2009 and 2008.

11. Capital Stock

Preferred Stock

The Company is authorized to issue 500,000 shares of preferred stock with a par value of $10 per share and 100 million shares of participating preferred stock with a par value of $0.10 per share. No shares of preferred stock or participating preferred stock have been issued as of November 30, 2009.

Common Stock

During 2009, the Company’s Class A and Class B common stockholders received a per share annual dividend of $0.16. In October 2008, the Company’s Board of Directors voted to decrease the annual dividend rate with regard to the Company’s Class A and Class B common stock to $0.16 per share per year (payable quarterly) from $0.64 per share per year (payable quarterly). During the years ended November 30, 2008 and 2007, Class A and Class B common stockholders received per share annual dividends of $0.52 and $0.64, respectively.

The only significant difference between the Class A common stock and Class B common stock is that Class A common stock entitles holders to one vote per share and the Class B common stock entitles holders to ten votes per share.

As of November 30, 2009, Stuart A. Miller, the Company’s President, Chief Executive Officer and a Director, directly owned, or controlled through family-owned entities, shares of Class A and Class B common stock, which represented approximately 46% voting power of the Company’s stock.

The Company has a stock repurchase program which permits the purchase of up to 20 million shares of its outstanding common stock. During the years ended November 30, 2009, 2008 and 2007, there were no material share repurchases of common stock under the stock repurchase program. As of November 30, 2009, 6.2 million shares of common stock can be repurchased in the future under the program.

Treasury stock increased by 0.3 million Class A common shares and 0.5 million Class A common shares, respectively, during the years ended November 30, 2009 and November 30, 2008, in connection with activity related to the Company’s equity compensation plan and forfeitures of restricted stock.

In April 2009, the Company entered into distribution agreements with J.P Morgan Securities, Inc., Citigroup Global Markets Inc., Merril Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., relating to an offering of its Class A common stock into the market from time to time for an aggregate of up to $275 million. As of November 30, 2009, the Company had sold a total of 21.0 million shares of its Class A common stock under the equity offering for gross proceeds of $225.5 million, or an average of $10.76 per share. After compensation to the distributors of $4.5 million, the Company received net proceeds of $221.0 million. The Company will use the proceeds from the offering for general corporate purposes.

Restrictions on Payment of Dividends

Other than to maintain compliance with certain covenants contained in the Credit Facility, there are no restrictions on the payment of dividends on common stock by the Company. There are no agreements which restrict the payment of dividends by subsidiaries of the Company other than to maintain the financial ratios and net worth requirements under the Lennar Financial Services segment’s warehouse lines of credit, which restrict the payment of dividends from the Company’s mortgage subsidiaries following the occurrence and during the continuance of an event of default thereunder and limit dividends to 50% of net income in the absence of an event of default.

401(k) Plan

Under the Company’s 401(k) Plan (the “Plan”), contributions made by associates can be invested in a variety of mutual funds or proprietary funds provided by the Plan trustee. The Company may also make contributions for the benefit of associates. The Company records as compensation expense its contribution to the Plan. This amount was $5.2 million in 2009, $7.6 million in 2008 and $15.2 million in 2007.

12. Share-Based Payments

The Company has share-based awards outstanding under four different plans which provide for the granting of stock options and stock appreciation rights and awards of restricted common stock (“nonvested shares”) to key officers, associates and directors. These awards are primarily issued in the form of new shares. The exercise prices of stock options and stock appreciation rights may not be less than the market value of the common stock on the date of the grant. Exercises are permitted in installments determined when options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.

Cash flows resulting from tax benefits related to tax deductions in excess of the compensation expense recognized for those options (excess tax benefits) are classified as financing cash flows. For the years ended November 30, 2009 and 2008, the Company did not have any excess tax benefits from shared-based awards. For the year ended November 30, 2007, the Company classified $4.6 million of excess tax benefits as financing cash inflows.

Compensation expense related to the Company’s share-based awards was as follows:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Stock options	$10,291	12,432	17,171
Nonvested shares	20,101	17,439	18,307

Total compensation expense for share-based awards	$30,392	29,871	35,478

Cash received from stock options exercised during the years ended November 30, 2009, 2008 and 2007 was $0.3 million, $0.2 million, and $21.6 million, respectively. There were no material tax deductions related to stock options exercised during the years ended November 30, 2009 and 2008. The tax deductions related to stock options exercised during the year ended November 30, 2007 were $8.3 million.

The fair value of each of the Company’s stock option awards is estimated on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The fair value of the Company’s stock option awards, which are subject to graded vesting, is expensed on a straight-line basis over the vesting life of the stock options. Expected volatility is based on historical volatility of the Company’s stock over the most recent period equal to the expected life of the award. The risk-free rate for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award is granted with a maturity equal to the expected term of the stock option award granted. The Company uses historical data to estimate stock option exercises and forfeitures within its valuation model. The expected life of stock option awards granted is derived from historical exercise experience under the Company’s share-based payment plans and represents the period of time that stock option awards granted are expected to be outstanding.

The fair value of these options was determined at the date of the grant using the Black-Scholes option-pricing model. The significant weighted average assumptions for the years ended November 30, 2009, 2008 and 2007 were as follows:

	2009	2008	2007
Dividend yield	1.7% - 1.8%	3.2% - 4.7%	1.3% - 2.7%
Volatility rate	73% -121%	43% - 60%	30% - 34%
Risk-free interest rate	0.7% -2.8%	1.9% - 3.5%	4.1% - 5.0%
Expected option life (years)	2.0 - 5.0	2.0 - 5.0	2.0 - 5.0

A summary of the Company’s stock option activity for the year ended November 30, 2009 was as follows:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (In thousands)
Outstanding at November 30, 2008	8,761,204	$31.50
Grants	32,500	$8.92
Forfeited or expired	(2,376,150)	$37.10
Exercises	(22,449)	$13.54

Outstanding at November 30, 2009	6,395,105	$29.37	3.6 years	$547

Vested and expected to vest in the future at November 30, 2009	5,478,478	$30.30	3.5 years	$744

Exercisable at November 30, 2009	3,002,000	$38.66	2.8 years	$603

Available for grant at November 30, 2009	3,361,621

The weighted average fair value of options granted during the years ended November 30, 2009, 2008 and 2007 was $4.74, $3.85 and $12.89, respectively. The total intrinsic value of options exercised during the years ended November 30, 2009 and 2008 was not material. The total intrinsic value of options exercised during the year ended November 30, 2007 was $22.3 million.

The fair value of nonvested shares is determined based on the trading price of the Company’s common stock on the grant date. The weighted average fair value of nonvested shares granted during the years ended November 30, 2009, 2008 and 2007 was $12.63, $15.11 and $49.52, respectively. A summary of the Company’s nonvested shares activity for the year ended November 30, 2009 was as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested restricted shares at November 30, 2008	2,022,923	$32.33
Grants	1,619,059	$12.63
Vested	(1,153,573)	$22.64
Forfeited	(138,924)	$10.80

Nonvested restricted shares at November 30, 2009	2,349,485	$13.27

At November 30, 2009, there was $44.2 million of unrecognized compensation expense related to unvested share-based awards granted under the Company’s share-based payment plans, of which $12.7 million relates to stock options and $31.5 million relates to nonvested shares. The unrecognized expense related to nonvested shares is expected to be recognized over a weighted-average period of 2.8 years. During the years ended November 30, 2009, 2008 and 2007, 1.2 million nonvested shares, 0.4 million nonvested shares and 0.3 million nonvested shares, respectively, vested. For the year ended November 30, 2009, there was no tax provision related to nonvested share activity because the Company has recorded a full valuation allowance against its deferred tax assets. The tax provision related to nonvested share activity during the years ended November 30, 2008 and 2007 was $6.1 million and $3.1 million, respectively.

13. Deferred Compensation Plan

In June 2002, the Company adopted the Lennar Corporation Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) that allowed a selected group of members of management to defer a portion of their salaries and bonuses and up to 100% of their restricted stock. All participant contributions to the Deferred Compensation Plan are vested. Salaries and bonuses that are deferred under the Deferred Compensation Plan are credited with earnings or losses based on investment decisions made by the participants. The cash contributions to the Deferred Compensation Plan are invested by the Company in various investment securities that were classified as trading.

Restricted stock is deferred under the Deferred Compensation Plan by surrendering the restricted stock in exchange for the right to receive in the future a number of shares equal to the number of restricted shares that are surrendered. The surrender is reflected as a reduction in stockholders’ equity equal to the fair value of the restricted stock when it was issued, with an offsetting increase in stockholders’ equity to reflect a deferral of the compensation expense related to the surrendered restricted stock. Changes in the fair value of the shares that will be issued in the future are not reflected in the consolidated financial statements.

As of November 30, 2007, approximately 36,000 Class A common shares and 3,600 Class B common shares of restricted stock had been surrendered in exchange for rights under the Deferred Compensation Plan, resulting in a reduction in stockholders’ equity of $0.3 million fully offset by an increase in stockholders’ equity to reflect the deferral of compensation in that amount. Shares that the Company is obligated to issue in the future under the Deferred Compensation Plan are treated as outstanding shares in both the Company’s basic and diluted loss per share calculations for the year ended November 30, 2007. In 2008, the Compensation Committee of the Company’s Board of Directors approved the termination of the Deferred Compensation Plan and $1.8 million in total in cash and shares of common stock was distributed to its participants.

14. Financial Instruments

The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at November 30, 2009 and 2008, using available market information and what the Company believes to be appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes cash and cash equivalents, restricted cash, receivables and accounts payable, which had fair values approximating their carrying amounts due to the short maturities of these instruments.

	November 30,
	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
ASSETS
Lennar Financial Services:
Loans held-for-investment, net	$25,131	26,818	58,339	58,339
Investments—held-to-maturity	$2,512	2,529	19,139	19,266
LIABILITIES
Lennar Homebuilding:
Senior notes and other debts payable	$2,761,352	2,754,737	2,544,935	1,785,692
Lennar Financial Services:
Notes and other debts payable	$217,557	217,557	225,783	225,783

The following methods and assumptions are used by the Company in estimating fair values:

Lennar Homebuilding—For senior notes and other debts payable, the fair value of fixed-rate borrowings is based on quoted market prices. The Company’s variable-rate borrowings are tied to market indices and approximate fair value due to the short maturities associated with the majority of the instruments.

Lennar Financial Services—The fair values above are based on quoted market prices, if available. The fair values for instruments that do not have quoted market prices are estimated by the Company on the basis of discounted cash flows or other financial information.

Fair Value Option

GAAP provides a framework for measuring fair value, expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs used in measuring fair value summarized as follows:

Level 1	Fair value determined based on quoted prices in active markets for identical assets.

Level 2	Fair value determined using significant other observable inputs.

Level 3	Fair value determined using significant unobservable inputs.

The Company’s financial instruments measured at fair value at November 30, 2009 on a recurring basis are all within the Company’s Lennar Financial Services segment and are summarized below:

Financial Instruments	Fair Value Hierarchy	Fair Value at November 30, 2009
		(In thousands)
Loans held-for-sale (1)	Level 2	$182,706
Mortgage loan commitments	Level 2	4,700
Forward contracts	Level 2	(3,558)

		$183,848

(1)	The aggregate fair value of loans held-for-sale of $182.7 million exceeds its aggregate principal balance of $175.5 million by $7.2 million.

The Company elected the fair value option for its loans held-for-sale for mortgage loans originated subsequent to February 29, 2008 in accordance with ASC 825, which permits entities to measure various financial instruments and certain other items at fair value on a contract-by-contract basis. Management believes carrying loans held-for-sale at fair value improves financial reporting by mitigating volatility in reported earnings caused by measuring the fair value of the loans and the derivative instruments used to economically hedge them without having to apply complex hedge accounting provisions. In addition, the Company adopted ASC 815-10-S99 on March 1, 2008, requiring the recognition of the fair value of its rights to service a mortgage loan as revenue upon entering into an interest rate lock loan commitment with a borrower. The fair value of these servicing rights is included in the Company’s loans held-for-sale as of November 30, 2009 and 2008. Prior to March 1, 2008, the fair value of the servicing rights was not recognized until the related loan was sold. Fair value of the servicing rights is determined based on values in the Company’s servicing sales contracts. Fair value of loans held for sale is based on independent quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics.

The assets accounted for under ASC 825 are initially measured at fair value. Gains and losses from initial measurement and subsequent changes in fair value are recognized in the Lennar Financial Services segment’s earnings (loss). The changes in fair values that are included in earnings (loss) are shown, by financial instrument and financial statement line item, below:

	Years Ended November 30,
	2009	2008
Changes in fair value included in Lennar Financial Services revenues:	(In thousands)
Loans held-for-sale	$2,264	4,923
Mortgage loan commitments	$318	4,382
Forward contracts	$2,903	(6,461)

Interest income on loans held-for-sale measured at fair value is calculated based on the interest rate of the loan and recorded in interest income in the Lennar Financial Services’ statement of operations.

The Lennar Financial Services segment had a pipeline of loan applications in process of $838.6 million at November 30, 2009. Loans in process for which interest rates were committed to the borrowers and builder commitments for loans program totaled $203.6 million as of November 30, 2009. Substantially all of these commitments were for periods of 60 days or less. Since a portion of these commitments is expected to expire without being exercised by the borrowers or borrowers may not meet certain criteria at the time of closing, the total commitments do not necessarily represent future cash requirements.

The Lennar Financial Services segment uses mandatory mortgage-backed securities (“MBS”) forward commitments, option contracts and investor commitments to hedge its mortgage-related interest rate exposure. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk associated with MBS forward commitments, option contracts and loan sales transactions is managed by limiting our counterparties to investment banks, federally regulated bank affiliates and other investors meeting the Company’s credit standards. The segment’s risk, in the event of default by the purchaser, is the difference between the contract price and fair value of the MBS forward commitments and option contracts. At November 30, 2009, the segment had open commitments amounting to $247.7 million to sell MBS with varying settlement dates through February 2010.

The Company’s assets measured at fair value on a nonrecurring basis are those assets for which the Company has recorded valuation adjustments and write-offs during the year ended November 30, 2009. The assets measured at fair value on a nonrecurring basis are all within the Company’s Homebuilding operations and are summarized below:

	November 30, 2009
Non-financial Assets	Fair Value Hierarchy	Pre- impairment Amount	Total Losses (1)	Fair Value
			(In thousands)
Finished homes and construction in progress (2)	Level 3	$431,922	(143,920)	288,002
Land under development (2)	Level 3	$99,754	(39,802)	59,952
Investments in unconsolidated entities (3)	Level 3	$53,501	(88,972)	(35,471)

(1)	Represents total losses recorded during the year ended November 30, 2009.
(2)	The valuation charges were included in Lennar Homebuilding costs and expenses in the Company’s statement of operations for the year ended November 30, 2009.
(3)	Investments in unconsolidated entities with an aggregate carrying value of $19.8 million were written down to their fair value of ($39.4) million, which represents the Company’s obligation for guarantees related to debt of certain unconsolidated entities recorded as a liability during the year ended November 30, 2009. In addition, investments in unconsolidated entities with an aggregate carrying value of $33.7 million were written down to their fair value of $3.9 million. The valuation charges was included in other expense, net in the Company’s statement of operations for the year ended November 30, 2009.

See Note 1 for a detailed description of the Company’s process for identifying and recording valuation adjustments related to inventory and investments in unconsolidated entities.

15. Consolidation of Variable Interest Entities

GAAP requires the consolidation of certain entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.

Unconsolidated Entities

At November 30, 2009, the Company had investments in and advances to unconsolidated entities established to acquire and develop land for sale to the Company in connection with its homebuilding operations, for sale to third parties or for the construction of homes for sale to third-party homebuyers. The Company evaluated all agreements during 2009 that were entered into or had reconsideration events and it consolidated entities that at November 30, 2009 had total combined assets and liabilities of $282.8 million and $225.6 million, respectively. At November 30, 2009, the Company’s consolidated joint ventures had total combined assets and liabilities of $815.1 million and $391.7 million, respectively.

Additionally, during 2009, the Company consolidated certain joint ventures and then bought out the respective partners at a later date, resulting in the consolidated joint ventures becoming wholly-owned. At November 30, 2009, the assets and liabilities of these entities amounted to $85.3 million and $22.9 million, respectively.

At November 30, 2009 and 2008, the Company’s recorded investment in unconsolidated entities was $609.1 million and $766.8 million, respectively. The Company’s estimated maximum exposure to loss with regard to unconsolidated entities was primarily its recorded investments in these entities and the exposure under the guarantees discussed in Note 4.

Consolidated VIEs

As of November 30, 2009, the carrying amount of the VIEs’ assets and non-recourse liabilities that consolidated were $819.3 million and $274.5 million, respectively. As of November 30, 2008, the carrying amount of the VIEs’ assets and non-recourse liabilities that consolidated were $574.0 million and $234.8 million, respectively. Those assets are owned by, and those liabilities are obligations of, the VIEs, not the Company.

A VIE’s assets can only be used to settle obligations of a VIE. The VIEs are not guarantors of Company’s senior notes and other debts payable. In addition, the assets held by a VIE usually are collateral for that VIE’s debt. The Company and other partners do not generally have an obligation to make capital contributions to a VIE unless the Company and/or the other partner(s) have entered into debt guarantees with a VIE’s banks. Other than debt guarantee agreements with a VIE’s banks, there are no liquidity arrangements or agreements to fund capital or purchase assets that could require the Company to provide financial support to a VIE. While the Company has option contracts to purchase land from certain of its VIEs, the Company is not required to purchase the asset and could walk away from the contract.

Unconsolidated VIEs

At November 30, 2009 and 2008, the Company’s recorded investment in VIEs that are unconsolidated and its estimated maximum exposure to loss were as follows:

As of November 30, 2009

	Investments in Unconsolidated VIEs	Lennar Maximum Exposure to Loss
	(In thousands)
Lennar Homebuilding (1)	$84,352	84,352
Rialto Investments	9,874	9,874

Total	$94,226	94,226

As of November 30, 2008

	Investments in Unconsolidated VIEs	Lennar Maximum Exposure to Loss
	(In thousands)
Lennar Homebuilding (1)	$107,682	125,427

(1)	For Lennar Homebuilding’s investment in unconsolidated VIEs, the maximum exposure to loss is primarily limited to its investment in the unconsolidated VIEs because there are generally no commitments to fund capital and the unconsolidated VIEs’ debt is non-recourse to the Company. As of November 30, 2008, the maximum recourse exposure to loss for Lennar Homebuilding was higher than the carrying amount of its investment due to $17.7 million of recourse debt related to the unconsolidated VIEs.

The Company and other partners do not generally have an obligation to make capital contributions to the VIEs. The Company and the other partners did not guarantee any debt of these unconsolidated VIEs. There are no liquidity arrangements or agreements to fund capital or purchase assets that could require the Company to provide financial support to the VIEs. While the Company has option contracts to purchase land from certain of its unconsolidated VIEs, the Company is not required to purchase the asset and could walk away from the contract.

Option Contracts

The Company has access to land through option contracts, which generally enables it to control portions of properties owned by third parties (including land funds) and unconsolidated entities until the Company has determined whether to exercise the option.

A majority of the Company’s option contracts require a non-refundable cash deposit or irrevocable letter of credit based on a percentage of the purchase price of the land. The Company’s option contracts sometimes include price adjustment provisions, which adjust the purchase price of the land to its approximate fair value at the time of acquisition, or are based on the fair value of the land at the time of takedown.

The Company’s investments in option contracts are recorded at cost unless those investments are determined to be impaired, in which case the Company’s investments are written down to fair value. The Company reviews option contracts for indicators of impairment during each reporting period. The most significant indicator of impairment is a decline in the fair value of the optioned property such that the purchase and development of the optioned property would no longer meet the Company’s targeted return on investment with appropriate consideration given to the length of time available to exercise the option. Such declines could be caused by a variety of factors including increased competition, decreases in demand or changes in local regulations that adversely impact the cost of development. Changes in any of these factors would cause the Company to re-evaluate the likelihood of exercising its land options.

Some option contracts contain a predetermined take-down schedule for the optioned land parcels. However, in almost all instances, the Company is not required to purchase land in accordance with those take-down schedules. In substantially all instances, the Company has the right and ability to not exercise its option and forfeit its deposit without further penalty, other than termination of the option and loss of any unapplied portion of its deposit and pre-acquisition costs. Therefore, in substantially all instances, the Company does not consider the take-down price to be a firm contractual obligation.

When the Company does not intend to exercise an option, it writes off any unapplied deposit and pre-acquisition costs associated with the option contract. For the years ended November 30, 2009, 2008 and 2007, the Company wrote-off $84.4 million, $97.2 million and $530.0 million, respectively, of option deposits and pre-acquisition costs related to land under option that it does not intend to purchase.

The Company evaluates all option contracts for land when entered into or upon a reconsideration event to determine whether it is the primary beneficiary of certain of these option contracts. Although the Company does not have legal title to the optioned land, if the Company is deemed to be the primary beneficiary, it is required to consolidate the land under option at the purchase price of the optioned land. During the year ended November 30, 2009, the effect of consolidation of these option contracts was an increase of $14.3 million to consolidated inventory not owned with a corresponding increase to liabilities related to consolidated inventory not owned in the accompanying consolidated balance sheets as of November 30, 2009. This increase was offset primarily by the Company exercising its options to acquire land under certain contracts previously consolidated, resulting in a net decrease in consolidated inventory not owned of $84.1 million for the year ended November 30, 2009. To reflect the purchase price of the inventory consolidated, the Company reclassified $2.6 million of related option deposits from land under development to consolidated inventory not owned in the accompanying consolidated balance sheet as of November 30, 2009. The liabilities related to consolidated inventory not owned primarily represent the difference between the option exercise prices for the optioned land and the Company’s cash deposits.

The Company’s exposure to loss related to its option contracts with third parties and unconsolidated entities consisted of its non-refundable option deposits and pre-acquisition costs totaling $127.4 million and $191.2 million, respectively, at November 30, 2009 and 2008. Additionally, the Company had posted $58.2 million and $89.5 million, respectively, of letters of credit in lieu of cash deposits under certain option contracts as of November 30, 2009 and 2008.

16. Commitments and Contingent Liabilities

The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the Company’s consolidated financial statements.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts generally enable the Company to control portions of properties owned by third parties (including land funds) and unconsolidated entities until the Company determines whether to exercise the option. The use of option contracts allows the Company to reduce the financial risks associated with long-term land holdings. At November 30, 2009, the Company had $127.4 million of non-refundable option deposits and pre-acquisition costs related to certain of these homesites, which were included in inventories in the consolidated balance sheet.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the non-cancelable leases in effect at November 30, 2009 are as follows:

Lease Payments
(In thousands)
2010	$46,570
2011	35,271
2012	22,499
2013	15,332
2014	13,119
Thereafter	25,840

Rental expense for the years ended November 30, 2009, 2008 and 2007 was $67.9 million, $108.9 million and $150.1 million, respectively.

Rental expense includes the following termination costs related to the abandonment of leases as a result of the Company’s efforts to consolidate its operations and reduce costs in the following financial statement line items:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Selling general and administrative expenses	$6,170	18,830	12,305
Corporate, general and administrative expenses	1,786	2,401	—
Lennar Financial Services costs and expenses	850	6,498	4,789

Total termination costs related to abandonment of leases	$8,806	27,729	17,094

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $303.1 million at November 30, 2009. The Company also had outstanding performance and surety bonds related to site improvements at various projects (including certain projects in the Company’s joint ventures) of $821.2 million. Although significant development and construction activities have been completed related to these site improvements, these bonds are generally not released until all development and construction activities are completed. As of November 30, 2009, there were approximately $324.4 million, or 40%, of costs to complete related to these site improvements. The Company does not presently anticipate any draws upon these bonds that would have a material effect on its consolidated financial statements.

17. Supplemental Financial Information

The Company’s obligations to pay principal, premium, if any, and interest under its Credit Facility, 5.125% senior notes due 2010, 5.95% senior notes due 2011, 5.95% senior notes due 2013, 5.50% senior notes due 2014, 5.60% senior notes due 2015, 6.50% senior notes due 2016 and 12.25% senior notes due 2017 are guaranteed by substantially all of the Company’s subsidiaries. The guarantees are full and unconditional and the guarantor subsidiaries are 100% directly or indirectly owned by Lennar Corporation. The guarantees are joint and several, subject to limitations as to each guarantor designed to eliminate fraudulent conveyance concerns. Supplemental financial information for the guarantors is presented as follows:

Consolidating Balance Sheet

November 30, 2009

	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
	(In thousands)
ASSETS
Lennar Homebuilding:
Cash and cash equivalents, restricted cash, receivables, net and income tax receivables	$1,564,529	198,524	33,256	—	1,796,309
Inventories	—	3,493,784	594,205	—	4,087,989
Investments in unconsolidated entities (including $9.9 million in the Rialto Investments segment)	9,874	563,984	35,282	—	609,140
Other assets	44,232	63,040	156,531	—	263,803
Investments in subsidiaries	3,389,625	522,148	—	(3,911,773)	—

	5,008,260	4,841,480	819,274	(3,911,773)	6,757,241
Lennar Financial Services	—	153,545	404,005	—	557,550

Total assets	$5,008,260	4,995,025	1,223,279	(3,911,773)	7,314,791

LIABILITIES AND EQUITY
Lennar Homebuilding:
Accounts payable and other liabilities	$246,501	702,091	83,588	—	1,032,180
Liabilities related to consolidated inventory not owned	—	518,359	—	—	518,359
Senior notes and other debts payable	2,234,093	223,545	303,714	—	2,761,352
Intercompany	84,187	102,454	(186,641)	—	—

	2,564,781	1,546,449	200,661	—	4,311,891
Lennar Financial Services	—	58,951	355,935	—	414,886

Total liabilities	2,564,781	1,605,400	556,596	—	4,726,777
Stockholders’ equity	2,443,479	3,389,625	522,148	(3,911,773)	2,443,479
Noncontrolling interests	—	—	144,535	—	144,535

Total equity	2,443,479	3,389,625	666,683	(3,911,773)	2,588,014

Total liabilities and equity	$5,008,260	4,995,025	1,223,279	(3,911,773)	7,314,791

Consolidating Balance Sheet

November 30, 2008

	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
	(In thousands)
ASSETS
Lennar Homebuilding:
Cash and cash equivalents, restricted cash, receivables, net and income tax receivables	$1,263,623	165,060	21,593	—	1,450,276
Inventories	—	3,975,084	525,006	—	4,500,090
Investments in unconsolidated entities	—	751,613	15,139	—	766,752
Other assets	30,420	64,515	4,867	—	99,802
Investments in subsidiaries	4,314,255	635,413	—	(4,949,668)	—

	5,608,298	5,591,685	566,605	(4,949,668)	6,816,920
Lennar Financial Services	—	8,332	599,646	—	607,978

Total assets	$5,608,298	5,600,017	1,166,251	(4,949,668)	7,424,898

LIABILITIES AND EQUITY
Lennar Homebuilding:
Accounts payable and other liabilities	$269,457	700,411	111,732	—	1,081,600
Liabilities related to consolidated inventory not owned	—	592,777	—	—	592,777
Senior notes and other debts payable	2,176,758	130,126	238,051	—	2,544,935
Intercompany	539,076	(140,463)	(398,613)	—	—

	2,985,291	1,282,851	(48,830)	—	4,219,312
Lennar Financial Services	—	2,911	413,922	—	416,833

Total liabilities	2,985,291	1,285,762	365,092	—	4,636,145
Stockholders’ equity	2,623,007	4,314,255	635,413	(4,949,668)	2,623,007
Noncontrolling interests	—	—	165,746	—	165,746

Total equity	2,623,007	4,314,255	801,159	(4,949,668)	2,788,753

Total liabilities and equity	$5,608,298	5,600,017	1,166,251	(4,949,668)	7,424,898

Consolidating Statement of Operations

Year Ended November 30, 2009

	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
	(In thousands)
Revenues:
Lennar Homebuilding	$—	2,792,314	41,971	—	2,834,285
Lennar Financial Services	—	162,768	179,941	(57,607)	285,102

Total revenues	—	2,955,082	221,912	(57,607)	3,119,387

Costs and expenses:
Lennar Homebuilding	—	3,132,257	96,921	(18,792)	3,210,386
Lennar Financial Services	—	150,704	129,729	(31,313)	249,120
Rialto Investments	2,528	—	—	—	2,528
Corporate general and administrative	111,032	—	—	6,533	117,565

Total costs and expenses	113,560	3,282,961	226,650	(43,572)	3,579,599

Equity in loss from unconsolidated entities	—	(130,674)	(243)	—	(130,917)
Other income (expense), net	33,732	(98,478)	—	(33,679)	(98,425)
Other interest expense	(47,714)	(70,850)	—	47,714	(70,850)

Loss before income taxes	(127,542)	(627,881)	(4,981)	—	(760,404)
Benefit (provision) for income taxes	52,138	269,800	(7,593)	—	314,345
Equity in earnings (loss) from subsidiaries	(341,743)	16,338	—	325,405	—

Net loss (including net loss attributable to noncontrolling interests)	(417,147)	(341,743)	(12,574)	325,405	(446,059)
Less: Net loss attributable to noncontrolling interests	—	—	(28,912)	—	(28,912)

Net earnings (loss) attributable to Lennar	$(417,147)	(341,743)	16,338	325,405	(417,147)

Consolidating Statement of Operations

Year Ended November 30, 2008

	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
	(In thousands)
Revenues:
Lennar Homebuilding	$—	4,262,154	288	596	4,263,038
Lennar Financial Services	—	6,426	379,624	(73,671)	312,379

Total revenues	—	4,268,580	379,912	(73,075)	4,575,417

Costs and expenses:
Lennar Homebuilding	—	4,549,804	2,458	(10,381)	4,541,881
Lennar Financial Services	—	3,359	391,854	(51,844)	343,369
Corporate general and administrative	129,752	—	—	—	129,752

Total costs and expenses	129,752	4,553,163	394,312	(62,225)	5,015,002

Equity in loss from unconsolidated entities	—	(59,156)	—	—	(59,156)
Other income (expense), net	35,341	(172,387)	—	(35,341)	(172,387)
Other interest expense	(46,191)	(27,594)	—	46,191	(27,594)
Gain on recapitalization of unconsolidated entity	—	133,097	—	—	133,097

Loss before income taxes	(140,602)	(410,623)	(14,400)	—	(565,625)
(Provision) benefit for income taxes	(150,494)	(400,398)	3,335	—	(547,557)
Equity in loss from subsidiaries	(817,989)	(6,968)	—	824,957	—

Net loss (including net loss attributable to noncontrolling interests)	(1,109,085)	(817,989)	(11,065)	824,957	(1,113,182)
Less: Net loss attributable to noncontrolling interests	—	—	(4,097)	—	(4,097)

Net loss attributable to Lennar	$(1,109,085)	(817,989)	(6,968)	824,957	(1,109,085)

Consolidating Statement of Operations

Year Ended November 30, 2007

	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
	(In thousands)
Revenues:
Lennar Homebuilding	$—	9,710,626	19,626	—	9,730,252
Lennar Financial Services	—	9,125	503,266	(55,862)	456,529

Total revenues	—	9,719,751	522,892	(55,862)	10,186,781

Costs and expenses:
Lennar Homebuilding	—	12,165,338	64,943	(41,204)	12,189,077
Lennar Financial Services	—	22,063	451,804	(23,458)	450,409
Corporate general and administrative	173,202	—	—	—	173,202

Total costs and expenses	173,202	12,187,401	516,747	(64,662)	12,812,688

Equity in loss from unconsolidated entities	—	(362,899)	—	—	(362,899)
Other income (expense), net	9,675	(50,221)	—	(9,675)	(50,221)
Other interest expense	(875)	(25,808)	—	875	(25,808)
Gain on recapitalization of unconsolidated entity	—	175,879	—	—	175,879
Goodwill impairments	—	(190,198)	—	—	(190,198)

Earnings (loss) before income taxes	(164,402)	(2,920,897)	6,145	—	(3,079,154)
(Provision) benefit for income taxes	60,829	1,080,732	(1,561)	—	1,140,000
Equity in earnings (loss) from subsidiaries	(1,837,508)	2,657	—	1,834,851	—

Net earnings (loss) (including net earnings attributable to noncontrolling interests)	(1,941,081)	(1,837,508)	4,584	1,834,851	(1,939,154)
Less: Net earnings attributable to noncontrolling interests	—	—	1,927	—	1,927

Net earnings (loss) attributable to Lennar	$(1,941,081)	(1,837,508)	2,657	1,834,851	(1,941,081)

Consolidating Statement of Cash Flows

Year Ended November 30, 2009

	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
	(Dollars in thousands)
Cash flows from operating activities:
Net loss (including net loss attributable to noncontrolling interests)	$(417,147)	(341,743)	(12,574)	325,405	(446,059)
Adjustments to reconcile net loss (including net loss attributable to noncontrolling interests) to net cash provided by (used in) operating activities	(203,812)	1,449,961	(53,842)	(325,405)	866,902

Net cash provided by (used in) operating activities	(620,959)	1,108,218	(66,416)	—	420,843

Cash flows from investing activities:
Increase in investments in unconsolidated entities, net	(9,874)	(234,169)	(57,832)	—	(301,875)
Other	726	20,048	5,981	—	26,755

Net cash used in investing activities	(9,148)	(214,121)	(51,851)	—	(275,120)

Cash flows from financing activities:
Net repayments under Lennar Financial Services debt	—	(84)	(8,142)	—	(8,226)
Net proceeds from 12.25% senior notes due 2017	386,892	—	—	—	386,892
Redemption of 7 5/8% senior notes due 2009	(281,477)	—	—	—	(281,477)
Partial redemption of 5.125% senior notes due 2010	(49,269)	—	—	—	(49,269)
Partial redemption of 5.95% senior notes due 2011	(4,647)	—	—	—	(4,647)
Net repayments under other borrowings	—	(16,715)	(74,768)	—	(91,483)
Exercise of land option contracts from an unconsolidated land investment venture	—	(33,656)	—	—	(33,656)
Net payments related to noncontrolling interests	—	—	(2,124)	—	(2,124)
Common stock:
Issuances	221,437	—	—	—	221,437
Repurchases	(1,566)	—	—	—	(1,566)
Dividends	(27,588)	—	—	—	(27,588)
Intercompany	601,900	(814,766)	212,866	—	—

Net cash provided by (used in) financing activities	845,682	(865,221)	127,832	—	108,293

Net increase in cash and cash equivalents	215,575	28,876	9,565	—	254,016
Cash and cash equivalents at beginning of year	1,007,594	125,437	70,391	—	1,203,422

Cash and cash equivalents at end of year	$1,223,169	154,313	79,956	—	1,457,438

Consolidating Statement of Cash Flows

Year Ended November 30, 2008

	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
	(Dollars in thousands)
Cash flows from operating activities:
Net loss (including net loss attributable to noncontrolling interests)	$(1,109,085)	(817,989)	(11,065)	824,957	(1,113,182)
Adjustments to reconcile net loss (including net loss attributable to noncontrolling interests) to net cash provided by operating activities	1,291,030	1,459,469	288,474	(824,957)	2,214,016

Net cash provided by operating activities	181,945	641,480	277,409	—	1,100,834

Cash flows from investing activities:
Increase in investments in unconsolidated entities, net	—	(315,907)	—	—	(315,907)
Other	(423)	1,857	48,770	—	50,204

Net cash provided by (used in) investing activities	(423)	(314,050)	48,770	—	(265,703)

Cash flows from financing activities:
Net repayments under Lennar Financial Services debt	—	—	(315,654)	—	(315,654)
Net repayments under other borrowings	—	(61,981)	(66,526)	—	(128,507)
Partial redemption of 7 5/8% senior notes due 2009	(322)	—	—	—	(322)
Exercise of land option contracts from an unconsolidated land investment venture	—	(48,434)	—	—	(48,434)
Net payments related to noncontrolling interests	—	—	151,035	—	151,035
Common stock:
Issuances	224	—	—	—	224
Repurchases	(1,758)	—	—	—	(1,758)
Dividends	(83,487)	—	—	—	(83,487)
Intercompany	414,031	(292,787)	(121,244)	—	—

Net cash provided by (used in) financing activities	328,688	(403,202)	(352,389)	—	(426,903)

Net increase (decrease) in cash and cash equivalents	510,210	(75,772)	(26,210)	—	408,228
Cash and cash equivalents at beginning of year	497,384	139,733	158,077	—	795,194

Cash and cash equivalents at end of year	$1,007,594	63,961	131,867	—	1,203,422

Consolidating Statement of Cash Flows

Year Ended November 30, 2007

	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
	(Dollars in thousands)
Cash flows from operating activities:
Net earnings (loss) (including net earnings attributable to noncontrolling interests)	$(1,941,081)	(1,837,508)	4,584	1,834,851	(1,939,154)
Adjustments to reconcile net earnings (loss) (including net earnings attributable to noncontrolling interests) to net cash provided by (used in) operating activities	(1,915,832)	5,305,931	828,419	(1,834,851)	2,383,667

Net cash provided by (used in) operating activities	(3,856,913)	3,468,423	833,003	—	444,513

Cash flows from investing activities:
Increase in investments in unconsolidated entities, net	—	(65,611)	—	—	(65,611)
Distributions in excess on investment in unconsolidated entity	—	354,644	—	—	354,644
Other	(1,355)	(16,353)	35,658	—	17,950

Net cash provided by (used in) investing activities	(1,355)	272,680	35,658	—	306,983

Cash flows from financing activities:
Net repayments under Lennar Financial Services debt	—	—	(607,794)	—	(607,794)
Net proceeds from sale of land to an unconsolidated land investment venture	—	445,000	—	—	445,000
Redemption of senior floating-rate notes due 2009	(300,000)	—	—	—	(300,000)
Net repayments under other borrowings	—	(66,209)	(90,157)	—	(156,366)
Net payments related to noncontrolling interests	—	—	(36,545)	—	(36,545)
Excess tax benefits from share-based awards	4,590	—	—	—	4,590
Common stock:
Issuances	21,588	—	—	—	21,588
Repurchases	(3,971)	—	—	—	(3,971)
Dividends	(101,123)	—	—	—	(101,123)
Intercompany	4,313,723	(4,198,614)	(115,109)	—	—

Net cash provided by (used in) financing activities	3,934,807	(3,819,823)	(849,605)	—	(734,621)

Net increase (decrease) in cash and cash equivalents	76,539	(78,720)	19,056	—	16,875
Cash and cash equivalents at beginning of year	420,845	218,453	139,021	—	778,319

Cash and cash equivalents at end of year	$497,384	139,733	158,077	—	795,194

18. Quarterly Data (unaudited)

	First	Second	Third	Fourth
	(In thousands, except per share amounts)
2009
Revenues	$593,063	891,853	720,730	913,741
Gross profit from sales of homes	$34,182	76,092	49,496	92,230
Loss before income taxes	$(155,815)	(130,158)	(171,644)	(302,787)
Net earnings (loss) attributable to Lennar (1)	$(155,929)	(125,185)	(171,605)	35,572
Earnings (loss) per share:
Basic	$(0.98)	(0.76)	(0.97)	0.19
Diluted	$(0.98)	(0.76)	(0.97)	0.19
2008
Revenues	$1,062,913	1,127,916	1,106,540	1,278,048
Gross profit from sales of homes	$136,695	88,366	147,122	137,444
Loss before income taxes	$(154,060)	(173,400)	(148,118)	(90,047)
Net loss attributable to Lennar (2)	$(88,216)	(120,916)	(88,964)	(810,989)
Loss per share:
Basic and diluted	$(0.56)	(0.77)	(0.56)	(5.12)

(1)	Net earnings attributable to Lennar during the fourth quarter of 2009 include a reversal of the Company’s deferred tax asset valuation allowance of $351.8 million.
(2)	Net loss attributable to Lennar during the fourth quarter of 2008 includes a $730.8 million valuation allowance recorded against the Company’s deferred tax assets.

Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.

19. Subsequent Events

In February 2010, the Rialto segment acquired indirectly 40% managing member equity interests in two limited liability companies (“LLCs”), in partnership with the Federal Deposit Insurance Corporation (“FDIC”), for approximately $243 million (net of transaction costs and a $22 million working capital reserve). The LLCs hold performing and non-performing loans formerly owned by 22 failed financial institutions. The approximate $3 billion unpaid principal balance of the loan portfolios consist of more than 5,500 distressed residential and commercial real estate loans and have an initial fair value of $1.2 billion. The FDIC retained a 60% equity interest in the LLCs and has provided $626.9 million of notes guaranteed by the FDIC with 0% interest, which are non-recourse to the Company.